     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1996



                                                      REGISTRATION NO. 333-05479

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1
                                ---------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           LAMAR ADVERTISING COMPANY
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                          7312                         72-1205791
(State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of Incorporation or         Classification Code Number)       Identification Number)
         Organization)

                              5551 CORPORATE BLVD.
                          BATON ROUGE, LOUISIANA 70808
                                 (504) 926-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              KEVIN P. REILLY, JR.

                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           LAMAR ADVERTISING COMPANY
                              5551 CORPORATE BLVD.
                          BATON ROUGE, LOUISIANA 70808
                                 (504) 926-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

               Stanley Keller, Esq.                    Dennis J. Friedman, Esq.
                Palmer & Dodge LLP                      Chadbourne & Parke LLP
                One Beacon Street                        30 Rockefeller Plaza
           Boston, Massachusetts 02108                 New York, New York 10112
                  (617) 573-0100                            (212) 408-5100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                  AGGREGATE OFFERING      AMOUNT OF
              SECURITIES TO BE REGISTERED                    PRICE(1)(2)      REGISTRATION FEE
- -----------------------------------------------------------------------------------------------
Class A Common Stock, $0.001 par value per share             $92,569,250       $31,920.43(3)
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------



(1) Includes $12,014,250 of shares of Class A Common Stock which the Underwriters may purchase to cover over-allotments, if any.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


(3) $29,741.38 of this amount was paid in connection with the initial filing of the Registration Statement on June 7, 1996.
- ------------------

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           LAMAR ADVERTISING COMPANY

                 CROSS-REFERENCE SHEET SHOWING LOCATION IN THE
       PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1
                    (PURSUANT TO ITEM 501 OF REGULATION S-K)


                REGISTRATION STATEMENT
                   ITEMS AND HEADING                         LOCATION IN PROSPECTUS
                ----------------------                       ----------------------
 1.   Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front Cover Page; Additional
                                                   Information; Outside Back Cover Page
 3.   Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
 4.   Use of Proceeds............................  Prospectus Summary; Use of Proceeds
 5.   Determination of Offering Price............  Underwriting
 6.   Dilution...................................  Dilution
 7.   Selling Security Holders...................  Principal and Selling Stockholders
 8.   Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.   Description of Securities to be
        Registered...............................  Outside Front Cover Page; Description of
                                                   Capital Stock
10.   Interests of Named Experts and Counsel.....  Experts; Certain Legal Matters
11.   Information with Respect to the
        Registrant...............................  Outside Front Cover Page; Prospectus
                                                   Summary; Risk Factors; The Company; Use of
                                                     Proceeds; Dividend Policy;
                                                     Capitalization; Selected Financial and
                                                     Operating Data; Management's Discussion
                                                     and Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Management; Certain Transactions;
                                                     Principal and Selling Stockholders;
                                                     Shares Eligible for Future Sale;
                                                     Description of Indebtedness; Description
                                                     of Capital Stock; Consolidated Financial
                                                     Statements
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED JULY 11, 1996

PROSPECTUS

                                4,735,000 SHARES


                                  [LAMAR LOGO]
                              CLASS A COMMON STOCK
                               ------------------

     Of the 4,735,000 shares of Class A Common Stock, $0.001 par value per share (the "Class A Common Stock"), offered hereby, 4,000,000 shares are being issued and sold by Lamar Advertising Company (the "Company") and 735,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering (the "Offering"), there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price of the Class A Common Stock will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. Application has been made to approve the shares of Class A Common Stock for quotation on The Nasdaq National Market under the symbol "LAMR."



     Upon consummation of this Offering, the Company's authorized capital stock will include the Class A Common Stock and shares of Class B Common Stock, $0.001 par value per share (the "Class B Common Stock"). The economic rights of the Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") will be identical, except that each share of Class A Common Stock will entitle the holder thereof to one vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock will entitle the holder thereof to ten votes on such matters. Immediately after this Offering, the Reilly Family Limited Partnership, of which Kevin P. Reilly, Jr., the Company's Chief Executive Officer, is managing general partner, will have the power to vote all the outstanding shares of Class B Common Stock (representing approximately 93.1% of the aggregate voting power of the Common Stock, assuming no exercise of the Underwriters' over-allotment option). Each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon sale or other transfer to a party other than a Permitted Transferee (as defined herein). See "Description of Capital Stock."

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY.

                               ------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
                                                              UNDERWRITING                      PROCEEDS
                                                PRICE TO     DISCOUNTS AND    PROCEEDS TO      TO SELLING
                                                 PUBLIC      COMMISSIONS(1)    COMPANY(2)     STOCKHOLDERS
- ------------------------------------------------------------------------------------------------------------
Per Share                                          $               $               $               $
- ------------------------------------------------------------------------------------------------------------
Total(3)                                           $               $               $               $
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

   (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
   (2) Before deducting estimated expenses of $        , all of which will be
       paid by the Company.

   (3) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase an additional 710,250 shares of Class A Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders
       will be $        , $        , $        and $        , respectively. See
       "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders pursuant to the over-allotment option.

                               ------------------
     The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if received and accepted by them and subject to certain conditions. It is expected that certificates for shares of Class A Common Stock will be available for delivery
on or about           , 1996 at the offices of Smith Barney Inc., 333 W. 34th
Street, New York, New York 10001.
                               ------------------
SMITH BARNEY INC.

                         ALEX. BROWN & SONS
                                INCORPORATED

                                              PRUDENTIAL SECURITIES INCORPORATED
          , 1996

                [COMPANY MAP -- OUTDOOR MARKETS AND LOGO STATES]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise provided herein, the "Company" refers to Lamar Advertising Company, together with its consolidated subsidiaries. Unless otherwise indicated, the information in this Prospectus (i) gives effect to the amendment and restatement of the Company's certificate of incorporation and by-laws and related actions regarding the restructuring of the Company's capital stock immediately prior to this Offering as more fully described below under "The Company" and (ii) assumes the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY


     Lamar Advertising Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. It conducts a business that has operated under the Lamar name since 1902. As of April 30, 1996, the Company operated approximately 23,000 outdoor advertising displays in 13 southeastern, midwestern and mid-Atlantic states. In each of the Company's 33 primary markets, the Company believes that it is the only full-service outdoor advertising company serving such markets. The Company also operates the largest logo sign business in the United States. Logo signs are erected pursuant to state-awarded franchises on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. The Company currently operates logo sign franchises in 12 of the 20 states which have a privatized logo sign program. In addition, the Company has executed agreements to acquire the logo sign franchises in Tennessee and Kansas and has been awarded the logo sign franchise for the state of New Jersey. As of April 30, 1996, the Company maintained over 13,500 logo sign structures containing over 34,000 logo advertising displays under these franchises. The Company has recently expanded into the transit advertising business through the operation of displays on bus shelters, benches and buses in 7 of its 33 primary markets. For the twelve months ended October 31, 1995, the Company reported net revenues and operating income of $102.4 million and $26.9 million, respectively. For the six months ended April 30, 1996, the Company reported net revenues and operating income of $56.6 million and $14.0 million, respectively, compared to $50.0 million and $11.8 million, respectively, for the six months ended April 30, 1995.


     The Company's strategy is to be the leading provider of outdoor advertising in each of the markets it serves, with an emphasis on markets with a population ranking between 50 and 250. Important elements of this strategy are the Company's decentralized management structure and its focus on providing high quality local sales and service. Through its local offices, the Company offers a full complement of outdoor advertising services coupled with local production facilities, management and account executives in order to be more responsive to specific local market demands. While maintaining its local focus, the Company seeks to expand its operations within existing and contiguous markets. The Company also pursues expansion opportunities, including acquisitions, in additional markets which the Company believes provide it with an opportunity to gain a leading revenue share. In the logo sign business, the Company's strategy is to maintain its position as the largest operator of logo signs in the U.S. by expanding through the addition of state logo franchises as they are awarded and through possible acquisitions. The Company may also pursue expansion opportunities in transit and other out-of-home media which the Company believes will enable it to leverage its management skills and market position.

     Management believes that operating in small to medium-sized markets provides the Company with a diverse and reliable mix of local advertisers, geographic diversification, direct transactions which eliminate many agency commissions, rate integrity, stable real estate portfolios and an ability to package inventory effectively. Local advertising constituted over 81% of the Company's outdoor advertising net revenues in fiscal 1995, which management believes is higher than the industry average.



     The Company believes that the experience of its senior and local managers has contributed greatly to its success. Its regional managers have been with the Company, on average, for 24 years. The average tenure of the Company's 33 local managers is 11 years. In addition, each of the four regional managers and 30 of the 33 local managers began their careers with the Company as local sales executives. The Company emphasizes decentralized local management of operations with centralized support and financial and accounting controls. As a result of this local focus, the Company maintains an extensive local operating presence within its markets and employs a total of 120 local account executives. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office and offices in other markets in the event that business opportunities or customers' needs support such allocation of resources.


     Outdoor advertising generated total revenues of approximately $1.8 billion in 1995, or approximately 1.1% of the total advertising expenditures in the United States, according to recent estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry. This represents growth of approximately 8.2% over estimated total 1994 revenues and compares favorably to the growth of total U.S. advertising expenditures of approximately 7.7% during the same period. Outdoor advertising offers repetitive impact and a relatively low cost-per-thousand impressions compared to broadcast media, newspapers, magazines and direct mail marketing, making it attractive to both local businesses targeting a specific geographic area or set of demographic characteristics and national advertisers seeking mass market support. Outdoor advertising services have recently expanded beyond billboards to include a wide variety of out-of-home advertising media, including advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. The OAAA estimates that total out-of-home advertising revenues, including traditional billboard advertising, exceeded $3.0 billion in 1995.


     As used in this Prospectus, the term "market" refers to the geographic area represented by the Fall 1995 Arbitron Radio Metro Market ranking, as determined by The Arbitron Company. The Company believes that the Metro Market ranking, which is based on population of persons 12 years or older, is a standard measure of market size used by the media industry.

     The following table sets forth certain information regarding the Company's 33 primary outdoor advertising markets and the Company's logo sign franchises.

              THE COMPANY'S 33 PRIMARY OUTDOOR ADVERTISING MARKETS
                          AND LOGO SIGN FRANCHISES(1)

OUTDOOR ADVERTISING

                                                 NUMBER OF DISPLAYS(4)
                                                                                          THREE-YEAR       THREE-YEAR
                                ------------------------------------------------------   NET REVENUES      MARKET CASH
     STATE/PRIMARY MARKET       MARKET RANK(3)   BULLETINS   POSTERS   NET REVENUES(5)   GROWTH(6)(8)   FLOW GROWTH(7)(8)
- ------------------------------  --------------   ---------   -------   ---------------   ------------   -----------------
                                                                     (IN THOUSANDS)
LOUISIANA
  Baton Rouge.................         81            419        684        $ 7,280            13.2%            20.3%
  Shreveport..................        126            268        730          3,389            16.3             28.1
  Lafayette...................         97            154        353          2,035            19.5             32.8
  Lake Charles................        202            189        285          1,915            17.4             28.0
  Monroe......................        224            123        508          1,534            20.8             36.7
  Alexandria..................        198             49        224            757            18.0             26.4
  Houma(2)....................         --             40        164             --              --               --
                                                  ------      -----      ---------          ------        ---------
        Total.................                     1,242      2,948         16,910            15.9             25.5
TENNESSEE
  Nashville...................         44            326      1,174          7,488           13.3              28.6
  Knoxville...................         69            694        896          7,171             6.4              6.5
  Clarksville.................         --             98        357          1,533             8.9             13.3
                                                  ------      -----      ---------          ------        ---------
        Total.................                     1,118      2,427         16,192             9.7             16.3
FLORIDA
  Pensacola...................        125            250        662          3,113            17.9             45.6
  Lakeland....................        104            184        372          2,586             8.2             12.8
  Fort Myers..................         77            133        297          2,153             8.6             13.2
  Panama City.................        223            223        306          1,962             5.0              9.9
  Tallahassee.................        167            121        302          1,908            13.3             40.9
  Fort Walton.................        206            151        220          1,627             3.4              7.1
  Daytona Beach...............         93             54        339          1,456             7.9             17.3
                                                  ------      -----      ---------          ------        ---------
        Total.................                     1,116      2,498         14,805             9.7             19.9
ALABAMA
  Mobile......................         84            381        630          4,755             7.3             11.8
  Montgomery..................        142            248        499          3,598            15.9             42.0
                                                  ------      -----      ---------          ------        ---------
        Total.................                       629      1,129          8,353            10.8             21.4
MISSISSIPPI
  Jackson.....................        118            268        698          4,420            19.9             34.4
  Gulfport....................        134            207        559          2,953            16.7             25.9
                                                  ------      -----      ---------          ------        ---------
        Total.................                       475      1,257          7,373            18.6             30.9
GEORGIA
  Savannah....................        153            344        604          3,307            11.6             62.7
  Augusta.....................        116            163        471          2,482             9.6             20.5
  Albany......................        241             92        271          1,031             3.7              4.9
                                                  ------      -----      ---------          ------        ---------
        Total.................                       599      1,346          6,820             9.6             29.8
VIRGINIA
  Richmond....................         56            309        616          4,288            24.3             42.8
  Roanoke.....................        101             83        450          1,750            15.8             35.0
                                                  ------      -----      ---------          ------        ---------
        Total.................                       392      1,066          6,038            21.7             40.8
TEXAS
  Brownsville.................         63            204        873          2,577             1.2              2.0
  Beaumont....................        127            204        308          2,165            11.3             34.4
  Wichita Falls...............        233             89        165            902             6.1             15.9
                                                  ------      -----      ---------          ------        ---------
        Total.................                       497      1,346          5,644             5.5             15.0
KENTUCKY
  Lexington...................        105            117        507          3,127             0.1              0.5
WEST VIRGINIA
  Wheeling....................        212            261        551          2,626             8.4             14.4
COLORADO
  Colorado Springs............         98            141        355          2,486             9.3             12.2
OHIO
  Dayton......................         52              3        529          1,960           - 9.7            - 2.0
                                                  ------      -----      ---------          ------        ---------
TOTAL.........................                     6,590     15,959        $92,334            10.9%            20.9%

[LOGO SIGN FRANCHISES]

                               LOGO                                           LOGO
                 YEAR       ADVERTISING                         YEAR       ADVERTISING
 FRANCHISE      AWARDED     DISPLAYS(9)       FRANCHISE        AWARDED     DISPLAYS(9)
- -----------     -------     -----------     --------------     -------     -----------
Nebraska         1989            784        Georgia              1995          5,236
Oklahoma         1989          1,363        Minnesota(11)        1995          1,922
Utah             1990          1,463        South Carolina       1995          1,887
Missouri(10)     1991          7,619        Virginia             1995          4,748
Ohio             1992          5,447        Michigan             1996             --(12)
Texas            1993            924        New Jersey           1996             --(12)
Mississippi      1993          2,761

- ---------------

 (1) Includes additional or outlying markets served by the office in the applicable market.


 (2) In fiscal 1995, Houma was established as a separate primary market, and, therefore, historical growth data is not included.



 (3) Indicates the Fall 1995 Arbitron Radio Metro Market ranking within which the office is located, as determined by The Arbitron Company. The Company believes that the Metro Market ranking, which is based on population of persons 12 years or older, is a standard measure of market size used by the media industry. Houma and Clarksville are not ranked.


 (4) The two standardized types of industry displays are bulletins and posters. See "Business -- Company Operations." The display count is as of October 31, 1995.

 (5) Outdoor advertising net revenues for fiscal year ended October 31, 1995 attributable to each market.

 (6) Reflects compound annual growth over the three-year period ended October 31, 1995 in outdoor advertising net revenues attributable to each market.

 (7) Reflects compound annual growth over the three-year period ended October 31, 1995 in operating cash flow before corporate expenses ("market cash flow") attributable to each market. "Operating cash flow," which is defined as operating income before depreciation and amortization, and "market cash flow" are presented as measures which management believes are customarily used to evaluate financial performance of companies in the media industry. However, they are not measures of financial performance under generally accepted accounting principles and should not be considered as alternatives to operating income or net earnings as indicators of the Company's operating performance or as measures of its liquidity.


 (8) The compound annual growth rates represent the growth only for the period shown and do not indicate growth for any prior or longer period nor should any inference be drawn that such rates of growth will be realized in the future. A portion of the growth shown is attributable to acquisitions. Accordingly, insofar as such growth is acquisition related, the returns shown are not an indicator of future performance since, with respect to an acquisition, the Company generally realizes its greatest economies and growth in the years immediately following such acquisition and, additionally, there can be no assurance that acquisitions will be made at the same rate in the future or that they will be successful. Moreover, market cash flow does not reflect any depreciation or amortization resulting from acquisitions.


 (9) Number of logo advertising displays as of April 30, 1996, which totals 34,154.

(10) Franchise operated by a 66.7% owned partnership.

(11) Franchise operated by a 95.0% owned partnership.

(12) The Company was recently awarded the New Jersey and Michigan franchises, and, accordingly, no logo signs had been erected as of April 30, 1996.

     The Company's address is 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. Its telephone number is (504) 926-1000.

                                  THE OFFERING


Class A Common Stock offered by
the Company......................    4,000,000 shares



Class A Common Stock offered by
the Selling Stockholders.........    735,000 shares



Common Stock to be outstanding
after the Offering...............    14,446,735 shares of Class A Common Stock
                                     14,035,289 shares of Class B Common Stock
                                     28,482,024 total shares of Common Stock



Use of proceeds..................    $5 million for payment of contingent
                                     consideration in connection with certain previous common stock redemptions; $43.8 million to repay certain outstanding bank debt, contingent upon approval of amendments to the Company's Senior Note indenture; and the remainder for general corporate purposes, including possible acquisitions and repayment of indebtedness.
                                     See "Use of Proceeds."


Voting rights....................    The holders of the Class A Common Stock and
                                     the holders of the Class B Common Stock
                                     vote together as a single class (except as may be otherwise required by Delaware law) on all matters submitted to a vote of stockholders, with each share of Class A
                                     Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. Each share of Class B Common
                                     Stock converts automatically into one share of Class A Common Stock upon the sale or other transfer of such share of Class B
                                     Common Stock to a person or entity other than a Permitted Transferee (as defined under "Description of Capital
                                     Stock -- Common Stock"). Each class of
                                     Common Stock otherwise has identical
                                     rights.

Proposed Nasdaq National
  Market Symbol..................    LAMR

Dividend policy..................    The Company does not expect to pay
                                     dividends on the Common Stock in the
                                     foreseeable future. The Company's ability to pay dividends in the future to holders of the Common Stock is subject to limitations and prohibitions contained in certain debt instruments to which the Company is a party and to the rights of the holders of its preferred stock. See
                                     "Dividend Policy."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA


                                           SIX MONTHS ENDED
                                               APRIL 30,                FISCAL YEAR ENDED OCTOBER 31,
                                           -----------------   ------------------------------------------------
                                            1996      1995       1995      1994      1993      1992      1991
                                           -------   -------   --------   -------   -------   -------   -------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.............................. $56,645   $49,999   $102,408   $84,473   $66,524   $61,955   $62,262
Operating expenses:
  Direct advertising expenses.............  20,893    18,184     34,386    28,959    23,830    22,783    22,143
  General and administrative expenses.....  14,695    13,243     27,057    24,239    19,504    18,225    17,703
  Depreciation and amortization...........   7,028     6,768     14,090    11,352     8,924     8,881     8,826
         Total operating expenses.........  42,616    38,195     75,533    64,550    52,258    49,889    48,672
Operating income..........................  14,029    11,804     26,875    19,923    14,266    12,066    13,590
Interest expense..........................   7,852     7,857     15,783    13,599    11,502    10,454    11,650
Earnings before income taxes and
  extraordinary item......................   5,451     2,802      8,308     5,227     1,677     2,625       936
Income tax expense (benefit)(1)...........   2,190    (1,767)    (2,390)   (2,072)      476       270       207
Net earnings (loss)(2)....................   3,261     4,569     10,698     7,299      (653)    2,355       729
Net earnings (loss) applicable to common
  stock...................................   3,079     4,569     10,698     7,299      (653)    2,355       729
Earnings per common share before
  extraordinary item(3)................... $   .11   $   .14   $    .32   $   .21   $   .03   $   .07   $   .02
                                           ========  ========  =========  ========  ========  ========  ========
Net earnings (loss) per common share(3)... $   .11   $   .14   $    .32   $   .21   $  (.02)  $   .07   $   .02
                                           ========  ========  =========  ========  ========  ========  ========
OTHER DATA:
Operating cash flow(4).................... $21,057   $18,572   $ 40,965   $31,275   $23,190   $20,947   $22,416
Capital expenditures:
  Outdoor advertising.....................   2,676     2,628      6,643     4,997     2,374     1,695     1,847
  Logos...................................   5,849       330      1,567     2,761     2,009     3,056       629
Number of outdoor advertising
  displays(5).............................  23,209    22,555     22,547    22,369    17,659    17,835    18,829
Number of logo advertising displays(5)....  34,154    19,161     24,219    18,266    13,820    11,371     5,027
Cumulative logo sign franchises(5)(6).....      12         8         11         7         7         5         4



                                                 AS OF APRIL 30, 1996
                                              ---------------------------
                                               ACTUAL      AS ADJUSTED(7)
                                              --------     --------------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $  1,752        $ 55,522
Working capital.............................     1,164          54,934
Total assets................................   142,360         196,130
Total long-term obligations.................   153,567         173,567
Stockholders' equity (deficit)..............   (28,288)          5,482


- ---------------

(1) The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995, resulting in the income tax expense shown for the six months ended April 30, 1996, compared to the income tax benefit for the same period in the prior year.
(2) Includes, in 1993, an extraordinary loss on debt extinguishment, net of an income tax benefit, of $1.9 million.

(3) After giving effect to the proposed stock split and subsequent exchanges discussed under "The Company."


(4) "Operating Cash Flow" is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, operating cash flow is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net earnings as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of its liquidity.

(5) As of the end of the period.
(6) In May 1996 the Company was awarded the logo sign franchise for the state of New Jersey.

(7) Adjusted for the Offering and the other matters discussed under "The Company;" does not give effect to the possible repayment of $43.8 million of outstanding bank debt. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Class A Common Stock offered hereby.

ADVERTISING TRENDS; ECONOMIC CONDITIONS


     The Company relies on sales of advertising space for its revenues, and its operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays. Although the Company believes that in recent years outdoor advertising expenditures have increased more rapidly than total U.S. advertising expenditures, there can be no assurance that this trend will continue or that in the future outdoor advertising expenditures will not grow more slowly than the advertising industry as a whole.


REGULATION OF OUTDOOR ADVERTISING

     The outdoor advertising business is subject to regulation by federal, state and local governments. Federal law requires states, as a condition to federal highway assistance, to restrict billboards on federally-aided primary and interstate highways to commercial and industrial areas and imposes certain additional size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than federal requirements. Local governments generally control billboards as part of their zoning regulations, and some local governments prohibit construction of new billboards and reconstruction of substantially damaged billboards or allow new construction only to replace existing structures. In addition, some jurisdictions (including certain of those within the Company's markets) have adopted amortization ordinances under which owners and operators of outdoor advertising displays are required to remove existing structures at some future date, often without condemnation proceeds being available. Federal and corresponding state outdoor advertising statutes require payment of compensation for removal by governmental order in some circumstances. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, have been challenged in various state and federal courts on both statutory and constitutional grounds, with conflicting results. Although the Company has been successful in the past in negotiating acceptable arrangements in circumstances in which its displays have been subject to removal or amortization, there can be no assurance that the Company will be successful in the future and what effect, if any, such regulations may have on the Company's operations. In addition, the Company is unable to predict what additional regulation may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past, although no laws which, in the opinion of management, would materially and adversely affect the Company's business have been enacted to date. Changes in laws and regulations affecting outdoor advertising at any level of government may have a material adverse effect on the Company's results of operations.


     Approximately 9% of the Company's outdoor advertising net revenues in fiscal 1995 came from the tobacco products industry, compared to 7% for fiscal 1994 and 1993, 12% for fiscal 1992 and 17% for fiscal 1991. Manufacturers of tobacco products, principally cigarettes, were historically major users of outdoor advertising displays. Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to societal and governmental pressures and other factors. There can be no assurance that the tobacco industry will not further reduce advertising expenditures in the future either voluntarily or as a result of governmental regulation or as to what affect any such reduction may have on the Company. See "Business -- Company Operations -- Customers." Tobacco advertising is currently subject to regulation and legislation has been introduced from time to time in Congress that would further regulate advertising of tobacco products. In addition, the United States Food and Drug Administration recently proposed regulations which would prohibit the use of pictures and color in tobacco advertising and restrict the proximity of outdoor tobacco advertising to schools and playgrounds. While such regulations have not been adopted, there can be no assurance that national or local legislation or regulations restricting tobacco advertising will not be adopted in the future or as to the effect any such legislation or the voluntarily curtailment of advertising by tobacco companies would have on the Company. See "Business -- Regulation."

COMPETITION

     In addition to competition from other forms of media, including television, radio, newspapers and direct mail advertising, the Company faces competition in some of its markets from other outdoor advertising companies, some of which may be larger and better capitalized than the Company. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which have increased substantially over the past several years to include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. The Company believes that its local orientation, including the maintenance of local offices, has enabled it to compete successfully in its markets to date. However, there can be no assurance that the Company will be able to continue to compete successfully against current and future sources of outdoor advertising competition and competition from other media or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance. In its logo sign business, the Company currently faces competition for state franchises from four other national logo sign providers as well as local companies. Competition from these sources is encountered both when a franchise is first privatized and upon renewal thereafter. See "Business -- Competition."

LOSSES FROM HURRICANES

     A significant portion of the Company's structures are located in the mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, severe storms have caused the Company to incur material losses resulting from structural damage, overtime compensation, loss of billboards that could not legally be replaced and reduced occupancy because billboards are out of service. The Company has determined that it is not economical to obtain insurance against losses from hurricanes and other storms. The Company has developed contingency plans to deal with the threat of hurricanes, including plans for early removal of advertising faces to permit the structures to better withstand high winds and the replacement of such faces after storms have passed. As a result of these contingency plans, the Company has experienced lower levels of losses from recent storms and hurricanes. Structural damage attributable to Hurricane Andrew in 1992 was less than $500,000, and three hurricanes caused aggregate structural damage of less than $1,000,000 in 1995. There can be no assurance, however, that the Company's contingency plans will continue to be effective.

ACQUISITION AND GROWTH STRATEGY


     The Company's growth has been enhanced materially by strategic acquisitions that have substantially increased the Company's inventory of advertising displays. One element of the Company's operating strategy is to make strategic acquisitions in markets in which it currently competes as well as in new markets. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurance that suitable acquisition candidates can be found, and the Company is likely to face competition from other outdoor advertising companies for available acquisition opportunities. In addition, if the prices sought by sellers of outdoor advertising displays continue to rise, as management believes may happen, the Company may find fewer acceptable acquisition opportunities. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or be able to obtain any required consents of its bank lenders, that acquisitions can be completed on terms acceptable to the Company, or that any acquisitions that are completed can be integrated successfully into the Company. While the Company continues to evaluate acquisition opportunities, the Company has not entered into any definitive agreement or understanding with respect to any particular material acquisition as of the date of this Prospectus, except with respect to the acquisition of the Tennessee and Kansas logo franchises. In addition, the Company recently has entered into the transit advertising business and, while the Company believes that it will be able to utilize its expertise in outdoor advertising to operate this business, it has had limited experience in transit advertising and there is no assurance that it will be successful in operating this business.

LOGO SIGN FRANCHISE PROCUREMENT/RENEWAL

     State logo sign franchises represent a growing portion of the Company's revenues and operating income. The Company cannot predict the number of remaining states, if any, that will initiate logo sign programs or convert state-run logo sign programs to privately operated programs. Competition for new state logo sign franchises is intense and, even after a favorable award, franchises may be subject to challenge under state contract bidding requirements, resulting in delays and litigation costs. In addition, state logo sign franchises are generally, with renewal options, ten to twenty-year franchises subject to earlier termination by the state, in most cases upon payment of compensation. Typically, at the end of the term of the franchise, ownership of the structures is transferred to the state without compensation to the Company. There can be no assurance that the Company will be successful in obtaining new logo sign franchises or renewing existing franchises. Further, following the receipt by the Company of a new state logo sign franchise, the Company generally incurs significant start-up capital expenditures and there can be no assurance that the Company will continue to have access to capital to fund such expenditures.

RELIANCE ON KEY EXECUTIVES

     The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular Kevin P. Reilly, Jr., the Company's Chief Executive Officer, the Company's four regional managers and the manager of its logo sign business. Although the Company believes it has incentive and compensation programs designed to retain key employees, the Company has no employment contracts with any of its employees, and none of its executive officers are bound by non-compete agreements. The Company does not maintain key man insurance on its executives. The unavailability of the continuing services of any of its executive officers and other key management and sales personnel could have an adverse effect on the Company's business. See "Management."

INDEBTEDNESS OF THE COMPANY


     The Company has substantial indebtedness and, subject to the terms of the covenants included in the Indenture (the "Note Indenture") governing its 11% Senior Secured Notes due May 15, 2003 (the "Senior Notes") and in its bank credit agreements (the "Bank Credit Agreements"), may incur additional indebtedness in the future. See "Description of Indebtedness." At April 30, 1996, after giving effect to the issuance of ten-year subordinated notes being issued at the time of completion of this Offering as described under "Certain Transactions," the Company's total long-term debt was approximately $171.7 million. Annual interest expense for fiscal 1995 was approximately $15.8 million or 15.4% of net revenues and, after giving effect to the issuance of the ten-year subordinated notes, would have been approximately $17.4 million or 17.0% of net revenues. Additionally, at April 30, 1996, the Company had $3.6 million of Class A Preferred Stock, $638 par value per share (the "Class A Preferred Stock"), outstanding which is entitled to a cumulative preferential dividend of $364,903 annually. If the Company's net cash provided by operating activities were to decrease from present levels, the Company could experience difficulty in meeting its debt service obligations without additional financing. In addition, the entire outstanding principal amount of the Senior Notes will become due in 2003, and the Company may be required to obtain additional debt or equity financing or sell assets to make such principal payment. There can be no assurance that, in the event the Company were to require additional financing, such additional financing would be available or, if available, would be available on favorable terms. In addition, any such additional financing may require the consent of lenders under the Bank Credit Agreements or holders of other debt of the Company.


     The level of the Company's indebtedness could have important consequences to stockholders, including: (i) a substantial part of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, if needed, may be limited; (iii) the Company's leveraged position and covenants contained in the Note Indenture and the Bank Credit Agreements (or any replacements thereof) could limit its ability to expand and make acquisitions; (iv) the Note Indenture and Bank Credit Agreements contain certain restrictive covenants, including covenants that restrict or prohibit the payment of dividends or other distributions by the Company to its stockholders; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis and may have greater operating and financial flexibility than the Company. In addition, in the event of a liquidation of the Company, the Class A and Class B Common Stock would be subordinate to the Company's debt instruments, as well as other indebtedness incurred, the Class A Preferred Stock and, possibly, any outstanding preferred stock which may be issued in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Indebtedness" and "Description of Capital Stock."

RESTRICTIVE COVENANTS

     The Company's Bank Credit Agreements and Note Indenture contain numerous restrictive covenants which, among other things, restrict the ability of the Company to dispose of assets, incur or repay debt, pay dividends, redeem stock, make capital expenditures and make certain investments or acquisitions and which otherwise restrict corporate activities. The Company has expanded in part through acquisitions that have required the consent of its lenders under the Bank Credit Agreements and, while the Company has been able to obtain such consents in the past, there can be no assurance that the Company will be able to obtain such consents as necessary to make future acquisitions. In addition, pursuant to the Bank Credit Agreements, the Company is required to maintain specified financial ratios and levels, including cash interest coverage, fixed charges coverage and total debt ratios. The ability of the Company to comply with such provisions will depend on its future performance, which performance is subject to prevailing economic, financial and business conditions and other factors beyond the Company's control. See "Description of Indebtedness."

STOCKHOLDERS' DEFICIT


     At April 30, 1996 and October 31, 1995, the Company had a stockholders' deficit of $28.3 million and $28.2 million, respectively. The deficit results primarily from net losses that were incurred during the fiscal years ended October 31, 1983 through 1990 caused primarily by high levels of depreciation and amortization of fixed assets and acquired intangibles, and from stock redemptions and dividends. Although the stockholders' deficit declined by approximately $9.2 million in fiscal 1995, primarily as a result of net earnings, there can be no assurance that this trend will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



DILUTION



     Purchasers of the Class A Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. See "Dilution."


CONTROLLING STOCKHOLDER; ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK


     Upon consummation of this Offering, the Reilly Family Limited Partnership, of which Kevin P. Reilly, Jr., the Company's Chief Executive Officer, is the managing general partner, will beneficially own shares of the Company's Common Stock having approximately 93.1% of the total voting power of the Common Stock. As a result, Mr. Reilly, or his successor as managing general partner, will effectively be able to control the outcome of matters requiring a stockholder vote, including electing directors, adopting or amending certain provisions of the Company's certificate of incorporation and by-laws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all the Company's assets (including transactions that could give holders of the Company's Class A Common Stock the opportunity to realize a premium over the then-prevailing market price for their shares). In addition, upon consummation of this Offering, the Company's officers, directors and their respective affiliates, other than the Reilly Family Limited Partnership, will beneficially own shares of the Company's Common Stock having approximately 2.6% of the total voting power of the Company's Common Stock. Therefore, purchasers of Class A Common Stock offered hereby will become minority stockholders of the Company and will be unable to control the management or business policies of the Company. Moreover, subject to contractual restrictions and general fiduciary obligations, the Company is not prohibited from engaging in transactions with its management and principal stockholders, or with entities in which such persons are interested. The Company's certificate of incorporation does not provide for cumulative voting in the election of directors and, as a result, the controlling stockholders can elect all the directors if they so choose.

     The Company's certificate of incorporation authorizes the issuance of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. In the event of issuance, such Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. In addition, the issuance of Preferred Stock may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of Common Stock (including the purchasers of Class A Common Stock in this Offering). Although the Company has no present intention to issue any shares of such Preferred Stock, the Company retains the right to do so in the future. See "Description of Capital Stock -- Preferred Stock". Furthermore, the Company is subject to Section 203 of the Delaware General Corporation Law. The existence of this provision, as well as the control of the Company by the Reilly Family Limited Partnership, would be expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of Class A Common Stock. See "Description of Capital Stock" and "Principal and Selling Stockholders."

ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Class A Common Stock of the Company. There can be no assurance that, following this Offering, an active trading market for the Class A Common Stock will develop or be sustained or that the market price of the Class A Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and will not necessarily be indicative of the market price of the Class A Common Stock after this Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Class A Common Stock for reasons unrelated to the Company.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market after this Offering could adversely affect the prevailing market price of such shares. In addition to the 4,735,000 shares of Class A Common Stock offered hereby, as of the date of this Prospectus, there will be 23,747,024 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Of the Restricted Shares, 715,922 will be eligible for sale immediately following this Offering subject to certain volume and other resale restrictions pursuant to Rule 144 under the Securities Act. Beginning 180 days after such date, an additional 23,031,102 Restricted Shares will first become eligible for sale in the public market subject to certain volume and resale restrictions pursuant to Rule 144 under the Securities Act, upon the expiration of certain lock-up agreements with the Underwriters. See "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."


RESTRICTIONS ON DIVIDENDS

     The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. In addition, as stated above, the Company's Bank Credit Agreements and Note Indenture place limitations on the Company's ability to pay dividends and make other distributions on its Common Stock, and the Company's Class A Preferred Stock is entitled to preferential dividends before any dividends may be paid on the Common Stock. See "Dividend Policy," "Description of Capital Stock" and "Description of Indebtedness."

                                  THE COMPANY


     The Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. The Company also operates the largest logo sign business in the United States and has recently expanded into the transit advertising business.


     Prior to this Offering, the Company's equity has been privately held, with the Reilly Family Limited Partnership holding a controlling interest. See "Principal and Selling Stockholders."


     Immediately prior to this Offering, the Company will adopt an Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws"). The Certificate of Incorporation will provide for Class A Common Stock, Class B Common Stock, Class A Preferred Stock and "blank check" preferred stock. See "Description of Capital Stock." Also immediately prior to this Offering, the Company will effect an approximate 778.9 for one stock split of its existing common stock, following which the Company's current stockholders will exchange such common stock on a one-for-one basis for Class A Common Stock or, in the case of the Reilly Family Limited Partnership, Class B Common Stock. The holders of Class A and Class B Common Stock will have identical economic rights and will vote together as a single class (except as may otherwise be required under Delaware law) on all matters submitted to a vote of stockholders; however, in any such vote, each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes. Each share of the Company's Class B Common Stock automatically converts into a share of Class A Common Stock upon transfer to a person or entity other than a Permitted Transferee, as defined in "Description of Capital Stock."


     In October 1995 and March 1996, the Company repurchased certain shares of its then outstanding common stock. In satisfaction of the rights of the holders of those shares to receive additional consideration upon consummation by the Company of this Offering, the Company will pay such holders $5.0 million from the proceeds of this Offering and issue to them $20.0 million aggregate principal amount of ten-year subordinated notes. Also in March 1996, the Company issued shares of its Class A Preferred Stock with an aggregate liquidation preference of $3.6 million to certain of its stockholders in exchange for shares of its then outstanding common stock. See "Certain Transactions."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 4,000,000 shares of Class A Common Stock offered by it hereby are estimated to be approximately $58,770,000 (or approximately $65,897,520 if the Underwriters' over-allotment option is exercised in full), after deducting estimated expenses and underwriting discounts and assuming an initial offering price of $16.00 per share.



     The Company intends to use approximately $5.0 million of such net proceeds to pay a portion of the contingent consideration payable to stockholders whose shares of common stock were repurchased by the Company in October 1995 and March 1996. The Company will also issue to such stockholders $20.0 million aggregate principal amount of ten-year subordinated notes as the balance of the contingent consideration. See "Description of Indebtedness -- Subordinated Notes" and "Certain Transactions." The remaining net proceeds from this Offering, estimated to be approximately $53,770,000 ($60,897,520 if the Underwriters' over-allotment option is exercised in full), will be available for general corporate purposes, including possible acquisitions and repayment of indebtedness. If the Company obtains the requisite consents of the Senior Note holders to amendments to the Senior Note indenture permitting the reincurrence of indebtedness as described under "Description of Indebtedness -- Senior Notes," it plans to use a portion of the net proceeds from this Offering to repay existing indebtedness in the aggregate principal amount of approximately $43.8 million, consisting of (i) bank term loans, of which $37.8 million is expected to be outstanding at the time of this Offering, and (ii) an estimated $6.0 million of outstanding loans under a revolving credit facility. The term loans mature October 31, 2001 and amortize as set forth under "Description of Indebtedness -- Bank Credit Facilities," and the revolving credit facility is required to be repaid at various times from 1999 to 2001 as set forth under such caption. The term loans and revolving credit loans bear interest at a variable rates which, at June 30, 1996, were 7.23% and 7.50%, respectively. The foregoing indebtedness may be repaid without premium.


     The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company intends to retain future earnings for reinvestment in the Company. In addition, the Company's Bank Credit Agreements and Note Indenture place limitations on the Company's ability to pay dividends or make any other distributions on the Common Stock. The Company's Class A Preferred Stock is entitled to preferential dividends, in an annual aggregate amount of $364,903, before any dividends may be paid on the Common Stock. See "Description of Capital Stock" and "Description of Indebtedness." Any future determination as to the payment of dividends will be subject to such limitations, will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                                    DILUTION


     The deficit in net tangible book value of the Common Stock as of April 30, 1996 was approximately $(42.8) million, or $(1.75) per share of Common Stock. The deficit in net tangible book value per share of Common Stock represents the amount of the Company's Stockholders' Deficit, less intangible assets, divided by 24,482,024 shares of Common Stock outstanding as of April 30, 1996.



     Net tangible book value dilution per share of Common Stock represents the difference between the amount per share paid by purchasers of shares of Common Stock in this Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale of 4,000,000 shares of Class A Common Stock by the Company in this Offering at an assumed offering price of $16.00 per share and the application of the estimated net proceeds therefrom, and the issuance of $20 million aggregate principal amount of ten-year subordinated notes to certain stockholders. See "Certain Transactions." The pro forma deficit in net tangible book value of the Common Stock as of April 30, 1996 would have been $(9.1) million or $(.32) per share of Common Stock. This represents an immediate decrease in the deficit in net tangible book value of $1.43 per share of Common Stock to existing common stockholders and an immediate dilution in net tangible book value of $16.32 per share of Class A Common Stock to purchasers of Class A Common Stock in this Offering. The following table illustrates the dilution in the net tangible book value per share to new investors:



    Assumed initial public offering price per share of Class A Common
      Stock.................................................................  $          16.00
    Deficit in net tangible book value per share of Common Stock at April
      30, 1996, after giving effect to the stock split discussed under "The
      Company"..............................................................   (1.75)
    Decrease in deficit per share of Common Stock attributable to new
      investors.............................................................    1.43
    Pro forma net tangible book value per share of Common Stock after the
      Offering..............................................................             (0.32)
                                                                                         -----
    Dilution per share to new investors.....................................             16.32
                                                                                         =====


     The following table sets forth, as of the close of this Offering, the number of shares of Common Stock issued by the Company and the total consideration paid and the average price per share paid by new investors purchasing shares of Class A Common Stock in this Offering:


                                       SHARES OF COMMON                TOTAL
                                        STOCK ACQUIRED            CONSIDERATION(1)
                                    ----------------------     ----------------------   AVERAGE PRICE
                                      NUMBER       PERCENT       AMOUNT       PERCENT   PER SHARE(1)
                                    ----------     -------     ----------     -------   -------------
    Existing stockholders.........  24,482,024        86.0             --        --            --
                                    ----------     -------     ----------     -------      ------
    New investors.................   4,000,000        14.0     64,000,000       100         16.00
                                    ----------     -------     ----------     -------      ------
              Total...............  28,482,024      100.00     64,000,000       100          2.25
                                     =========      ======      =========     =====     ==========


- ---------------

(1) The Common Stock held by existing stockholders has been issued over time for various consideration and, for purposes of this comparison, is assumed to have been issued for nominal consideration.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of April 30, 1996 and the capitalization adjusted for the sale by the Company of 4,000,000 shares of Class A Common Stock offered hereby at an assumed offering price of $16.00 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds."



                                                                          AS OF APRIL 30, 1996
                                                                       --------------------------
                                                                       ACTUAL(1)   AS ADJUSTED(2)
                                                                       ---------   --------------
                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents............................................  $   1,752      $ 55,522
                                                                        ========   ===========
Current maturities of long-term debt.................................      4,617         4,617
Long-term debt, less current maturities
  Senior secured notes...............................................    100,000       100,000
  Notes payable to bank group........................................     35,250        35,250
  Revolving credit facilities........................................     11,000        11,000
  Other long-term debt...............................................      5,423         5,423
  Ten-year subordinated notes........................................         --        20,000
                                                                       ---------   -----------
          Total long-term debt, less current maturities..............    151,673       171,673
                                                                       =========   ===========
Stockholders' equity
  Class A Preferred Stock, $638 par value, 10,000 shares authorized,
     5,719.49 issued and outstanding.................................      3,649         3,649
  Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no
     shares issued and outstanding...................................          0             0
  Class A Common Stock, $0.001 par value, 50,000,000 shares
     authorized, 10,180,485 actual shares issued and outstanding,
     14,446,735 issued and outstanding, as adjusted..................         10            14
  Class B Common Stock, $0.001 par value, 25,000,000 shares
     authorized, 14,301,539 actual shares issued and outstanding,
     14,035,289 issued and outstanding, as adjusted..................         14            14
  Additional paid-in capital.........................................         --        33,766
  Accumulated deficit................................................    (31,961)      (31,961)
                                                                       ---------   -----------
          Total stockholders' equity (deficit).......................  $ (28,288)     $  5,482
                                                                       =========   ===========


- ---------------

(1) After giving effect to the proposed stock split and subsequent exchanges discussed under "The Company."


(2) As adjusted for the Offering and the issuance of the ten-year subordinated notes discussed under "The Company." Does not reflect the possible application of the net proceeds of the Offering to repay the "Notes payable to bank group" and a portion of the "Revolving credit facilities" if the Company obtains the requisite consents of the Senior Note holders to amendments to the Senior Note indenture. See "Use of Proceeds" and "Description of Indebtedness -- Senior Notes."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


     The selected consolidated statement of operations and balance sheet data presented below are derived from the audited consolidated financial statements of the Company. The financial statements of the Company for the three years ended October 31, 1995 and as of October 31, 1995 and 1994 were audited by KPMG Peat Marwick LLP, independent auditors, as indicated in their report included elsewhere in this Prospectus. The consolidated statement of operations and balance sheet data as of and for the six months ended April 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. The results of operations for any such period are not necessarily indicative of the results of operations for a full year. The data presented below should be read in conjunction with the audited consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included herein.



                                                     SIX MONTHS ENDED
                                                         APRIL 30,                      YEAR ENDED OCTOBER 31,
                                                     -----------------     -------------------------------------------------
                                                      1996      1995         1995       1994      1993      1992      1991
                                                     -------   -------     --------   --------   -------   -------   -------
                                                                (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Net advertising revenues.......................... $56,261   $49,686     $101,871   $ 83,627   $65,365   $60,760   $60,834
  Management fees...................................      30        15           31        334       595       623       827
  Rental income.....................................     354       298          506        512       564       572       601
                                                     -------   -------     --------   --------   -------   -------   -------
        Total net revenues..........................  56,645    49,999      102,408     84,473    66,524    61,955    62,262
Operating expenses:
  Direct advertising expenses.......................  20,893    18,184       34,386     28,959    23,830    22,783    22,143
  General and administrative expenses...............  14,695    13,243       27,057     24,239    19,504    18,225    17,703
  Depreciation and amortization.....................   7,028     6,768       14,090     11,352     8,924     8,881     8,826
                                                     -------   -------     --------   --------   -------   -------   -------
        Total operating expenses....................  42,616    38,195       75,533     64,550    52,258    49,889    48,672
Operating income....................................  14,029    11,804       26,875     19,923    14,266    12,066    13,590
Non-operating expense (income):
  Interest income...................................    (101)      (81)        (199)      (194)     (218)      (96)     (213)
  Interest expense..................................   7,852     7,857       15,783     13,599    11,502    10,454    11,650
  Loss (gain) on disposition of assets..............     581       816        2,328        675       729    (1,309)      216
  Other expense.....................................     246       410          655        616       576       392     1,001
                                                     -------   -------     --------   --------   -------   -------   -------
        Total non-operating expense.................   8,578     9,002       18,567     14,696    12,589     9,441    12,654
                                                     -------   -------     --------   --------   -------   -------   -------
Earnings before income taxes and extraordinary
  item..............................................   5,451     2,802        8,308      5,227     1,677     2,625       936
Income tax expense (benefit)(1).....................   2,190    (1,767)      (2,390)    (2,072)      476       270       207
                                                     -------   -------     --------   --------   -------   -------   -------
Earnings before extraordinary item..................   3,261     4,569       10,698      7,299     1,201     2,355       729
Extraordinary loss on debt extinguishment,
  net of income tax benefit of $98..................      --        --           --         --    (1,854)       --        --
                                                     -------   -------     --------   --------   -------   -------   -------
Net earnings (loss).................................   3,261     4,569       10,698      7,299      (653)    2,355       729
Preferred stock dividends...........................    (182)       --           --         --        --        --        --
                                                     -------   -------     --------   --------   -------   -------   -------
Net earnings (loss) applicable to common stock......   3,079     4,569       10,698      7,299      (653)    2,355       729
                                                     =======   =======     ========   ========   =======   =======   =======
Earnings per common share before extraordinary
  item(2)........................................... $   .11   $   .14     $    .32   $    .21   $   .03   $   .07   $   .02
                                                     =======   =======     ========   ========   =======   =======   =======
Net earnings (loss) per common share(2)............. $   .11   $   .14     $    .32   $    .21   $  (.02)  $   .07   $   .02
                                                     =======   =======     ========   ========   =======   =======   =======
OTHER DATA:
Operating cash flow(3)..............................  21,057    18,572       40,965     31,275    23,190    20,947    22,416
Capital expenditures:
  Outdoor advertising...............................   2,676     2,628        6,643      4,997     2,374     1,695     1,847
  Logos.............................................   5,849       330        1,567      2,761     2,009     3,056       629
Number of outdoor advertising displays(4)...........  23,209    22,555       22,547     22,369    17,659    17,835    18,829
Number of logo advertising displays(4)..............  34,154    19,161       24,219     18,266    13,820    11,371     5,027
Cumulative logo sign franchises(4)(5)...............      12         8           11          7         7         5         4
BALANCE SHEET DATA(4):
Cash and cash equivalents...........................   1,752     3,108        5,886      8,016     9,224        75     1,152
Working capital.....................................   1,164       956        1,737      1,691     7,274    (7,557)   (2,876)
Total assets........................................ 142,360   130,114      133,885    130,008    92,041    78,649    81,737
Total long-term obligations......................... 153,567   145,034      143,944    147,957   122,774   103,567   111,267
Stockholders' deficit............................... (28,288)  (33,033)     (28,154)   (37,352)  (43,249)  (41,870)  (43,787)


- ---------------

(1) The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995, resulting in the income tax expense shown for the six months ended April 30, 1996, compared to the income tax benefit for the same period in the prior year.

(2) After giving effect to the proposed stock split and subsequent exchanges discussed under "The Company."


(3) "Operating cash flow" is defined as operating income before depreciation and amortization. It represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, operating cash flow is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net earnings as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of its liquidity.

(4) As of the end of the period.
(5) In May 1996, the Company was awarded a logo sign franchise for the state of New Jersey.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the consolidated financial condition and results of operations of the Company for the three fiscal years ended October 31, 1995, and for the six months ended April 30, 1996 compared to the same period for the prior year. This discussion should be read in conjunction with the consolidated financial statements of the Company and the related notes included elsewhere in this Prospectus. References herein to specific years refer to the Company's fiscal year ending on October 31 of such years.

OVERVIEW


     The Company's net revenues, which represent gross revenues less commissions paid to advertising agencies that contract for the use of advertising displays on behalf of advertisers, are derived primarily from the sale of advertising on outdoor advertising displays owned and operated by the Company. In recent years, the Company's logo sign business has expanded rapidly and may in the future have an increasing impact on the Company's revenues and operating income.


     The Company has grown significantly during the last three years, primarily as the result of (i) internal growth in its existing outdoor advertising business resulting from construction of additional outdoor advertising displays, general improvements in occupancy and operating efficiency and increases in advertising rates, (ii) acquisitions of outdoor advertising businesses and structures, the most significant of which was the Company's acquisition of the 50.6% interest that it did not already own in Lamar Holding Corporation ("LHC") in 1994, and (iii) the rapid expansion of the Company's logo sign business. The Company's net advertising revenues increased by $36.4 million, representing a compound annual growth rate of 24.8%, from $65.4 million for the fiscal year ended October 31, 1993 to $101.9 million for the fiscal year ended October 31, 1995. During the same period, operating cash flow increased $17.8 million, representing a compound annual growth rate of 32.9%, from $23.2 million for the fiscal year ended October 31, 1993 to $41.0 million for the fiscal year ended October 31, 1995.


     The Company plans to continue a strategy of expanding through both internal growth and acquisitions. As a result of significant acquisitions, "fill-in" acquisitions of displays in existing markets to increase market penetration and the effects of consolidation of operations following each acquisition, the operating performance of certain markets and of the Company as a whole are not necessarily comparable on a year-to-year basis. All recent acquisitions have been accounted for using the purchase method of accounting and, consequently, operating results from acquired operations are included from the respective dates of those acquisitions.



     Growth of the Company's business requires significant capital expenditures to finance internal growth, acquisitions and the up-front costs associated with new logo sign franchises. The Company expended $7.6 million on capital expenditures in fiscal 1993, $13.4 million in fiscal 1994 and $14.0 million in fiscal 1995. Of these amounts, $2.0 million, $2.8 million and $1.6 million, respectively, were attributable to the logo sign business. See "-- Liquidity and Capital Resources."


     In the fiscal years ended October 31, 1995 and 1994, the Company recognized an income tax benefit from a net operating loss carryforward. The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995, resulting in the recognition of income tax expense for the six months ended April 30, 1996.

     The following table presents certain items in the Consolidated Statements of Earnings (Loss) as a percentage of net revenues for the years ended October 31, 1995, 1994 and 1993 and for the six months ended April 30, 1996 and 1995:

                                                        SIX MONTHS
                                                        ENDED APRIL       YEAR ENDED OCTOBER
                                                            30,                   31,
                                                       -------------     ---------------------
                                                       1996    1995      1995    1994    1993
                                                       -----   -----     -----   -----   -----
    Net revenues.....................................  100.0%  100.0%    100.0%  100.0%  100.0%
    Operating expenses
      Direct advertising expenses....................   36.9    36.4      33.6    34.3    35.8
      General and administrative expenses............   25.9    26.5      26.4    28.7    29.3
    Operating cash flow..............................   37.2    37.1      40.0    37.0    34.9
    Depreciation and amortization....................   12.4    13.5      13.8    13.4    13.4
    Operating income.................................   24.8    23.6      26.2    23.6    21.4
    Interest expense.................................   13.9    15.7      15.4    16.1    17.3
    Non-operating expense............................   15.1    18.0      18.1    17.4    18.9
    Net earnings (loss)..............................    5.8     9.1      10.4     8.6    (1.0)

SIX MONTHS ENDED APRIL 30, 1996 COMPARED TO SIX MONTHS ENDED APRIL 30, 1995

     Net revenues increased $6.6 million or 13.3% to $56.6 million for the six months ended April 30, 1996 compared to $50.0 million for the same period in 1995. This increase was primarily a result of the $4.1 million increase in outdoor advertising net revenues. In addition, revenues from the logo sign business increased $2.2 million or 79.5% due to the continued development of that program.

     Operating expenses, exclusive of depreciation and amortization, increased $4.2 million or 13.2% for the six months ended April 30, 1996 as compared to the same period in 1995. This increase was the result of an increase in health insurance rates, increases in personnel costs, sign site rent, graphics expense, other costs related to the increase in revenue and additional operating expenses related to outdoor asset acquisitions and the continued development of the logo sign business.

     Depreciation and amortization expense increased $0.3 million or 3.8% from $6.8 million for the six months ended April 30, 1995 to $7.0 million for six months ended April 30, 1996.


     Due to the above factors, operating income increased $2.2 million or 18.8% to $14.0 million for the six months ended April 30, 1996 from $11.8 million for the same period in 1995.



     Interest expense remained constant for both periods.


     Income tax expense for the six months ended April 30, 1996 increased $4.0 million over the same period in 1995. For the past several years the Company has had a substantial net operating loss carryforward. The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995.

     As a result of the foregoing factors, net earnings for the six months ended April 30, 1996 decreased $1.3 million as compared to the same period in 1995.

YEAR ENDED OCTOBER 31, 1995 COMPARED TO YEAR ENDED OCTOBER 31, 1994


     Net revenues increased $17.9 million or 21.2% to $102.4 million for the twelve months ended October 31, 1995 from $84.5 million for the same period in 1994. This increase was predominantly attributable to higher outdoor advertising net revenues, which rose $17.9 million or 23.0% during this period. Operations acquired subsequent to fiscal 1993 generated $9.1 million of this increase in outdoor advertising net revenues. This increase in net revenues was partially offset by a decrease in management fees resulting from the LHC acquisition. Continued development of the logo sign business resulted in logo advertising revenue increasing $0.3 million or 5.5% for the twelve months ended October 31, 1995 as compared to the prior fiscal year.


     Operating expenses, exclusive of depreciation and amortization, increased $8.2 million or 15.5% to $61.4 million for the twelve months ended October 31, 1995 from $53.2 million for the same period in 1994.

The LHC operations acquired in May 1994 generated $5.5 million of this increase in operating expenses; the remaining $2.7 million of the increase was generated by previously existing operations. This $2.7 million increase was primarily the result of acquisitions which caused an expansion of the Company's work force, which required higher aggregate commissions, workers' compensation costs and employee benefit expenses.

     Depreciation and amortization expense increased $2.7 million or 24% from $11.4 million for the year ended October 31, 1994 to $14.1 million for the year ended October 31, 1995. This increase in depreciation and amortization was generated by the assets purchased during fiscal years 1994 and 1995.

     Because the Company's operating expenses declined as a percentage of net revenues to 73.8% for fiscal 1995 from 76.4% for fiscal 1994, operating income increased $7.0 million or 34.9% from $19.9 million for the twelve months ended October 31, 1994 to $26.9 million for the twelve months ended October 31, 1995.

     Interest expense increased $2.2 million or 16.1% to $15.8 million for the twelve months ended October 31, 1995 from $13.6 million for the same period in 1994. Approximately $1.8 million of the increase in interest expense reflected an additional $35.0 million in debt incurred in May 1994 to finance the LHC acquisition. The remaining $0.4 million increase in interest expense was due to increased working capital borrowings throughout fiscal 1995.

     The Company had a significant net operating loss carryforward and, therefore, income tax expense for this period reflected the alternative minimum tax, state income tax and the recognition in the current year of the deferred tax benefit generated by the net operating loss carryforward.

     As a result of the foregoing factors, net earnings increased $3.4 million or 46.6% to $10.7 million for the twelve months ended October 31, 1995 from $7.3 million for the same period in 1994.

YEAR ENDED OCTOBER 31, 1994 COMPARED TO YEAR ENDED OCTOBER 31, 1993

     Net revenues increased $18.0 million or 27.0% to $84.5 million for the twelve months ended October 31, 1994 from $66.5 million for the same period in 1993. Higher outdoor advertising net revenues contributed $16.6 million of this increase. Logo advertising revenues increased $1.4 million or 34% from $4.3 million for the twelve months ended October 31, 1993 to $5.7 million for the twelve months ended October 31, 1994. The increase in revenues from logo advertising was generated by the build-out of logos in Texas and Mississippi and the continued expansion of the existing systems.

     Operating expenses, exclusive of depreciation and amortization, increased $9.9 million or 22.8% to $53.2 million for the twelve months ended October 31, 1994 from $43.3 million for the same period in 1993. This increase was approximately evenly split between existing operations and those acquired after fiscal 1993.

     Depreciation and amortization expense increased $2.4 million or 27.2% to $11.4 million for the twelve months ended October 31, 1994 from $8.9 million for the twelve months ended October 31, 1993. $1.8 million of such increase was attributable to operations acquired after fiscal 1993, with $1.2 million representing depreciation of newly acquired boards and $0.6 million representing amortization related to intangibles capitalized as part of such acquisitions.

     Because revenue growth outpaced increases in expenses, operating income increased $5.7 million or 39.7% to $19.9 million for the twelve months ended October 31, 1994 from $14.3 million for the same period in 1993.


     Interest expense increased $2.1 million or 18.2% to $13.6 million for the twelve months ended October 31, 1994 from $11.5 million for the twelve months ended October 31, 1993. Approximately $1.4 million of such increase reflects an additional $35.0 million of debt incurred in connection with the May 1994 LHC acquisition. The remaining $0.7 million of the increase in interest expense was due to the issuance in May 1993 of $100 million in aggregate principal amount of Senior Notes with a fixed interest rate of 11.0%. Prior to the issuance of the Senior Notes, the Company's debt consisted primarily of variable rate bank financing with a lower net interest cost.

     As a result of the foregoing factors, net earnings increased $8.0 million to $7.3 million for the twelve months ended October 31, 1994 from a net loss of $0.7 million for the same period in 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's net cash provided by operating activities increased to $15.2 million in fiscal 1994 from $12.4 million in fiscal 1993 due primarily to an $8.0 million increase in net earnings, a $2.4 million increase in depreciation and amortization, a $2.6 million increase in deferred taxes, a $1.7 million increase in other assets and a $3.5 million increase in accrued expenses. Net cash used in investing activities increased from $10.1 million in fiscal 1993 to $53.6 million in fiscal 1994, due primarily to the LHC acquisition. Net cash used in financing activities increased from $6.8 million in fiscal 1993 to $37.1 million in fiscal 1994 due primarily to the incurrence of indebtedness pursuant to a new $35.0 million bank term loan used to complete the LHC acquisition.

     The Company's net cash provided by operating activities increased to $25.1 million in fiscal 1995 due primarily to a $3.4 million increase in net earnings and a $2.7 million increase in depreciation and amortization. Net cash used in investing activities decreased from $53.6 million in fiscal 1994 to $17.8 million in fiscal 1995 due primarily to a $37.6 million decrease in purchase of new markets attributable to the inclusion of the LHC acquisition in fiscal 1994, offset by a $1.8 million increase in capital expenditures and purchases of intangibles. Net cash used in financing activities decreased $46.5 million in fiscal 1995 due to a $44.5 million decrease in proceeds from issuance of long term debt compared to fiscal 1994.

     For the six months ended April 30, 1996, net cash provided by operating activities was $8.5 million, a $3.5 million increase from $5.0 million in the corresponding period of 1995. The increase was due primarily to a $4.1 million increase in deferred taxes due to the benefit of the Company's net operating loss carryforward having been fully recognized at year end October 31, 1995, and a $0.8 million increase in accrued expenses offset by a $1.3 million decrease in net earnings for the six months ended April 30, 1996 compared to the same period in fiscal 1995. Net cash used in investing activities increased $11.4 million for the six months ended April 30, 1996 as compared to the same period in 1995 due to a $5.5 million increase in capital expenditures, a $4.7 million increase in purchase of new markets and a $0.6 million increase in purchase of intangible assets. Net cash provided by financing activities increased $8.6 million for the six months ended April 30, 1996 as compared to the same period in 1995. The increase was due to the increase in borrowings of $10.0 million under revolving credit facilities to finance capital expenditures, purchase new markets and meet seasonal operating requirements. A $1.8 million decrease in principal payments on long-term debt was partially offset by a $3.0 million stock redemption.


     During the three fiscal years ended October 31, 1995, the Company's aggregate capital expenditures, as shown in the Consolidated Statements of Cash Flow, were $35.0 million. Of this amount, the Company spent in the fiscal years 1993, 1994 and 1995 approximately $2.4 million, $5.0 million and $9.3 million, respectively, to build and maintain structures within its existing markets and $2.0 million, $2.8 million and $1.6 million, respectively, to meet the capital expenditures requirements of state logo sign franchise operations.


     During fiscal 1995, the Company was awarded new state logo sign franchises in the following four states: Georgia, Minnesota, South Carolina and Virginia. In addition, during fiscal 1996, the State of Texas expanded its existing program, which is currently run by the Company, and awarded the expansion contract to the Company. In addition, the Company has recently been awarded the franchises for the states of Michigan and New Jersey. Due to the capital needed in 1996 to fund these new franchises, the Company amended its existing Bank Credit Agreement effective October 1995, partially deferring short-term principal payments. In December 1995, the Company entered into a $15 million reducing credit line with its bank group. This line may only be used to finance the cost of logo sign franchises awarded to the Company after October 31, 1995.

     Effective May 1, 1994, the Company completed the LHC acquisition in a transaction accounted for as a purchase for a price of $43.5 million, which was financed with the proceeds of a bank term loan in the amount of $35.0 million, with the remainder financed from the Company's revolving credit facilities.

     On May 19, 1993, the Company issued $100 million in aggregate principal amount of Senior Notes. Simultaneously with the sale of the Senior Notes, the Company entered into a new Bank Credit Agreement which provided an $8 million term loan and a $20 million working capital line of credit. The majority of the net proceeds from the issuance of Senior Notes was utilized to extinguish existing variable rate debt prior to maturity and pay related expenses. See "Description of Indebtedness--Senior Notes."

     The Company believes that the net proceeds of this Offering, internally generated funds and funds available for borrowing under the Bank Credit Agreements will be sufficient for the foreseeable future to satisfy all debt service obligations and to finance its current operations. At April 30, 1996 the Company had $22.6 million available under its Bank Credit Agreements, $8.5 million of which is restricted to fund the development of certain logo sign franchises. See "Description of Indebtedness."

INFLATION

     In the last three years, inflation has not had a significant impact on the Company.

SEASONALITY

     The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its strongest financial performance in the fourth fiscal quarter and its lowest revenues in the first fiscal quarter. The Company expects this trend to continue in the future. Because a significant portion of the Company's expenses are fixed, a reduction in revenues in any quarter is likely to result in a period to period decline in operating performance and net earnings.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which established a new accounting principle for accounting for the impairment of certain loans, certain investments in debt and equity securities, long-lived assets that will be held and used including certain identifiable intangibles and goodwill related to those assets and long-lived assets and certain identifiable intangibles to be disposed of. This statement is effective for fiscal years beginning after December 15, 1995. While the Company has not completed its evaluation of the impact that will result from adopting this statement, it does not believe that adoption of the statement will have a significant impact on the Company's financial position and results of operations.

     The Financial Accounting Standards Board also issued SFAS No. 123, "Accounting for Stock Based Compensation," effective also for fiscal years beginning after December 15, 1995. The new statement encourages, but does not require, companies to measure stock-based compensation cost using a fair value method, rather than the intrinsic value method prescribed by the Accounting Principles Board (APB) Opinion No. 25. Companies choosing to continue to measure stock-based compensation using the intrinsic value method must disclose on a pro forma basis net earnings per share as if the fair value method were used. Management is currently evaluating the requirements of SFAS No. 123. Management does not believe that SFAS No. 123 will have a material impact on operating income.

                                    BUSINESS

GENERAL


     The Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. It conducts a business that has operated under the Lamar name since 1902. As of April 30, 1996, the Company operated approximately 23,000 outdoor advertising displays in 13 southeastern, midwestern and mid-Atlantic states. In each of the Company's 33 primary markets, the Company believes that it is the only full-service outdoor advertising company serving such markets. The Company also operates the largest logo sign business in the United States. Logo signs are erected pursuant to state-awarded franchises on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. The Company currently operates logo sign franchises in 12 of the 20 states which have a privatized logo sign program. In addition, the Company has executed agreements to acquire the logo sign franchises in Tennessee and Kansas and has been awarded the logo sign franchise for the state of New Jersey. As of April 30, 1996, the Company maintained over 13,500 logo sign structures containing over 34,000 logo advertising displays under these franchises. The Company has recently expanded into the transit advertising business through the operation of displays on bus shelters, benches and buses in 7 of its 33 primary markets. For the twelve months ended October 31, 1995, the Company reported net revenues and operating income of $102.4 million and $26.9 million, respectively. For the six months ended April 30, 1996, the Company reported net revenues and operating income of $56.6 million and $14.0 million, respectively, compared to $50.0 million and $11.8 million, respectively, for the six months ended April 30, 1995.


     The Company's strategy is to be the leading provider of outdoor advertising in each of the markets it serves, with an emphasis on markets with a population ranking between 50 and 250. Important elements of this strategy are the Company's decentralized management structure and its focus on providing high quality local sales and service. Through its local offices, the Company offers a full complement of outdoor advertising services coupled with local production facilities, management and account executives in order to be more responsive to specific local market demands. While maintaining its local focus, the Company seeks to expand its operations within existing and contiguous markets. The Company also pursues expansion opportunities, including acquisitions, in additional markets which the Company believes provide it with an opportunity to gain a leading revenue share. In the logo sign business, the Company's strategy is to maintain its position as the largest operator of logo signs in the U.S. by expanding through the addition of state logo franchises as they are awarded and through possible acquisitions. The Company may also pursue expansion opportunities in transit and other out-of-home media which the Company believes will enable it to leverage its management skills and market position.


     Management believes that operating in small to medium-sized markets provides the Company with a diverse and reliable mix of local advertisers, geographic diversification, direct transactions which eliminate many agency commissions, rate integrity, stable real estate portfolios and an ability to package inventory effectively. Local advertising constituted over 81% of the Company's outdoor advertising net revenues in fiscal 1995, which management believes is higher than the industry average.


INDUSTRY OVERVIEW

  Outdoor Advertising

     Outdoor advertising generated total revenues of approximately $1.8 billion in 1995, or approximately 1.1% of the total advertising expenditures in the United States, according to recent estimates by the OAAA. This represents growth of approximately 8.2% over estimated total 1994 revenues and compares favorably to the growth of total U.S. advertising expenditures of approximately 7.7% during the same period. Outdoor advertising offers repetitive impact and a relatively low cost-per-thousand impressions (a standard measurement of the cost-effectiveness of an advertising medium) compared to broadcast media, newspapers, magazines and direct mail marketing, making it attractive to both local businesses targeting a specific geographic area or set of demographic characteristics and national advertisers seeking mass market support.

     Advertisers purchase outdoor advertising for a variety of reasons. Outdoor advertising is a highly targeted medium that can be used to concentrate on a particular geographic location or demographic group. In the case of local businesses such as hotels, restaurants, service stations and other roadside businesses, the use of outdoor advertising generates a message that reaches potential customers close to the point of sale and provides ready directional information. Similarly, national advertisers often use outdoor advertising when test marketing a product because of the medium's ability to reach a broad audience in a specific market. In addition, outdoor advertising is attractive because of its constant repetition and comparatively low cost-per-thousand impressions as compared to broadcast media, magazines, newspapers and direct mail marketing. As a result, advertisers desiring to build brand awareness and develop mass-market support often find outdoor advertising effective in generating high visibility in a cost-effective manner. Outdoor advertising is also often combined with other media to reinforce messages being provided to consumers.

     Outdoor advertising, which began in the late 19th century when advertising "bills" were pasted or "posted" on rented wooden boards, has evolved over the years to its present form with two types of standardized displays -- posters in standard and junior sizes and more permanent fixed and rotary bulletins. The outdoor advertising industry continues to evolve as a result of a number of factors. The category of out-of-home advertising (advertising transmitted other than through the print and broadcast media) now includes more than just traditional billboard and roadside displays. The use of displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets has expanded, and the presence of advertising on subways, buses, taxicabs and transit shelters is now commonplace. In addition, while tobacco product companies, historically the largest users of outdoor advertising, have reduced their reliance on the medium, the outdoor advertising industry has continued to grow through increasing visibility and attractiveness to local advertisers and national retail and consumer products companies. Also, advances in production technology, such as computer printing, vinyl advertising copy and improved lighting techniques, have facilitated a more creative and effective use of the medium and a more durable product. These technological improvements also permit outdoor advertising companies to respond more promptly to customer needs, operate more efficiently and make greater use of advertising copy used in other print media, thus providing advertisers the opportunity to present a unified campaign. Finally, the outdoor advertising industry has benefitted from the increase in automobile travel time for business and leisure due to increased highway congestion and the movement of businesses and residences from cities to outlying suburbs. A study recently published by the Office of Highway Information Management of the Federal Highway Administration indicated that, during the period from 1983 to 1990, licensed drivers in the United States increased by 11%, vehicles owned increased by 15%, the number of vehicle trips increased by 25% and vehicle miles increased by 40%. The Company believes that these trends demonstrate that consumer exposure to existing billboard structures also increased during this period.

     According to media publications, the top ten categories of business ranked by outdoor advertising expenditures for 1995 were entertainment and amusements, tobacco products, retail establishments, business and consumer services, automotive, travel and hotels, publishing and media, beer and wine, insurance and real estate, and drugs and remedies. The Company's sales by category of business is described under "Company Operations" below.

     The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of displays in a single or a few local markets. The OAAA estimates that there are approximately 1,000 companies in the industry operating a total of approximately 396,000 displays. There has been a trend toward consolidation in the outdoor advertising industry in recent years and the Company expects this trend to continue.

  Logo Signs

     Throughout the 1970's and 1980's many states developed logo sign programs using state and federal highway matching dollars. Logo signs provide brand name information on available gas, food, lodging and camping services near highway exits. Brand name advertising display plates are posted on logo sign structures to provide this information to highway travellers. In 1985, Minnesota became the first state to privatize its logo sign program by contracting with a private firm for the construction, marketing, administration and maintenance of logo signs in lieu of using government resources. Since then 20 other states have awarded contracts for privatized logo sign programs, and several others are considering such privatization programs. Conversion of state-run logo sign programs to privately owned and operated programs is attractive to state governments, in part because of the efficiencies offered by private contractors.

  Transit

     A relatively new opportunity within the out-of-home advertising industry is transit advertising. Increasing numbers of local governments are providing transit shelters and benches to enhance the service and image of local transit systems. New government regulations pertaining to the Americans with Disabilities Act, as well as demands by the public, are creating a need for bus shelter locations which are practical and accessible by handicapped individuals. These locations, as well as buses, are increasingly being used for out-of-home advertising.

     As with state-awarded logo sign franchises, municipalities have begun to issue contracts for transit displays on bus shelters, benches and buses to private enterprises. Under these contracts, the private party constructs the shelters or benches, which it can use for advertising displays. In some cases, the rights for bus displays are also included under the contract. The primary benefits of privatizing transit advertising are the avoidance of capital expenditures by the municipality, the prospect of additional revenue for the municipality, the consistent quality that a coordinated transit program can provide and the benefits of regular cleaning and maintenance undertaken by private enterprises.

MARKETS

     The following table sets forth certain information with respect to the Company's 33 primary outdoor advertising markets and the Company's logo sign franchises.

              THE COMPANY'S 33 PRIMARY OUTDOOR ADVERTISING MARKETS
                          AND LOGO SIGN FRANCHISES(1)

OUTDOOR ADVERTISING

                                                NUMBER OF DISPLAYS(4)                     THREE-YEAR       THREE-YEAR
                                ------------------------------------------------------   NET REVENUES      MARKET CASH
     STATE/PRIMARY MARKET       MARKET RANK(3)   BULLETINS   POSTERS   NET REVENUES(5)   GROWTH(6)(8)   FLOW GROWTH(7)(8)
- ------------------------------  --------------   ---------   -------   ---------------   ------------   -----------------
                                                                     (IN THOUSANDS)
LOUISIANA
  Baton Rouge.................         81            419        684     $ 7,280            13.2%            20.3%
  Shreveport..................        126            268        730       3,389            16.3             28.1
  Lafayette...................         97            154        353       2,035            19.5             32.8
  Lake Charles................        202            189        285       1,915            17.4             28.0
  Monroe......................        224            123        508       1,534            20.8             36.7
  Alexandria..................        198             49        224         757            18.0             26.4
  Houma(2)....................         --             40        164          --              --               --
                                                  ------      -----     -------          ------        ---------
        Total.................                     1,242      2,948      16,910            15.9             25.5
TENNESSEE
  Nashville...................         44            326      1,174       7,488            13.3             28.6
  Knoxville...................         69            694        896       7,171             6.4              6.5
  Clarksville.................         --             98        357       1,533             8.9             13.3
                                                  ------      -----     -------          ------        ---------
        Total.................                     1,118      2,427      16,192             9.7             16.3
FLORIDA
  Pensacola...................        125            250        662       3,113            17.9             45.6
  Lakeland....................        104            184        372       2,586             8.2             12.8
  Fort Myers..................         77            133        297       2,153             8.6             13.2
  Panama City.................        223            223        306       1,962             5.0              9.9
  Tallahassee.................        167            121        302       1,908            13.3             40.9
  Fort Walton.................        206            151        220       1,627             3.4              7.1
  Daytona Beach...............         93             54        339       1,456             7.9             17.3
                                                  ------      -----     -------          ------        ---------
        Total.................                     1,116      2,498      14,805             9.7             19.9
ALABAMA
  Mobile......................         84            381        630       4,755             7.3             11.8
  Montgomery..................        142            248        499       3,598            15.9             42.0
                                                  ------      -----     -------          ------        ---------
        Total.................                       629      1,129       8,353            10.8             21.4
MISSISSIPPI
  Jackson.....................        118            268        698       4,420            19.9             34.4
  Gulfport....................        134            207        559       2,953            16.7             25.9
                                                  ------      -----     -------          ------        ---------
        Total.................                       475      1,257       7,373            18.6             30.9
GEORGIA
  Savannah....................        153            344        604       3,307            11.6             62.7
  Augusta.....................        116            163        471       2,482             9.6             20.5
  Albany......................        241             92        271       1,031             3.7              4.9
                                                  ------      -----     -------          ------        ---------
        Total.................                       599      1,346       6,820             9.6             29.8
VIRGINIA
  Richmond....................         56            309        616       4,288            24.3             42.8
  Roanoke.....................        101             83        450       1,750            15.8             35.0
                                                  ------      -----     -------          ------        ---------
        Total.................                       392      1,066       6,038            21.7             40.8
TEXAS
  Brownsville.................         63            204        873       2,577             1.2              2.0
  Beaumont....................        127            204        308       2,165            11.3             34.4
  Wichita Falls...............        233             89        165         902             6.1             15.9
                                                  ------      -----     -------          ------        ---------
        Total.................                       497      1,346       5,644             5.5             15.0
KENTUCKY
  Lexington...................        105            117        507       3,127             0.1              0.5
WEST VIRGINIA
  Wheeling....................        212            261        551       2,626             8.4             14.4
COLORADO
  Colorado Springs............         98            141        355       2,486             9.3             12.2
OHIO
  Dayton......................         52              3        529       1,960           - 9.7            - 2.0
                                                  ------      -----     -------          ------        ---------
TOTAL.........................                     6,590     15,959     $92,334            10.9%            20.9%

LOGO SIGN FRANCHISES

                               LOGO                                           LOGO
                 YEAR       ADVERTISING                         YEAR       ADVERTISING
 FRANCHISE      AWARDED     DISPLAYS(9)       FRANCHISE        AWARDED     DISPLAYS(9)
- -----------     -------     -----------     --------------     -------     -----------
Nebraska         1989            784        Georgia              1995          5,236
Oklahoma         1989          1,363        Minnesota(11)        1995          1,922
Utah             1990          1,463        South Carolina       1995          1,887
Missouri(10)     1991          7,619        Virginia             1995          4,748
Ohio             1992          5,447        Michigan             1996             --(12)
Texas            1993            924        New Jersey           1996             --(12)
Mississippi      1993          2,761

- ---------------
 (1) Includes additional or outlying markets served by the office in the applicable market.

 (2) In fiscal 1995 Houma was established as a separate primary market, and, therefore, historical growth data is not included.


 (3) Indicates the Fall 1995 Arbitron Radio Metro Market ranking within which the office is located, as determined by The Arbitron Company. The Company believes that Metro Market ranking, which is based on population of persons 12 years or older, is a standard measure of market size used by the media industry. Houma and Clarksville are not ranked.


 (4) The two standardized types of industry displays are bulletins and posters. See "Business -- Company Operations." The display count is as of October 31, 1995.

 (5) Outdoor advertising net revenues for fiscal year ended October 31, 1995 attributable to each market.

 (6) Reflects compound annual growth over the three-year period ended October 31, 1995 in outdoor advertising net revenues attributable to each market.

 (7) Reflects compound annual growth over the three-year period ended October 31, 1995 in operating cash flow before corporate expenses ("market cash flow") attributable to each market. "Operating cash flow," which is defined as operating income before depreciation and amortization, and "market cash flow" are presented as measures which management believes are customarily used to evaluate financial performance of companies in the media industry. However, they are not measures of financial performance under generally accepted accounting principles and should not be considered as alternatives to operating income or net earnings as indicators of the Company's operating performance or as measures of its liquidity.


 (8) The compound annual growth rates represent the growth only for the period shown and do not indicate growth for any prior or longer period nor should any inference be drawn that such rates of growth will be realized in the future. A portion of the growth shown is attributable to acquisitions. Accordingly, insofar as such growth is acquisition related, the returns shown are not an indicator of future performance since, with respect to an acquisition, the Company generally realizes its greatest economies and growth in the years immediately following such acquisition and, additionally, there can be no assurance that acquisitions will be made at the same rate in the future or that they will be successful. Moreover, market cash flow does not reflect any depreciation or amortization resulting from acquisitions.


 (9) Number of logo advertising displays as of April 30, 1996, which totals 34,154.

(10) Franchise operated by a 66.7% owned partnership.

(11) Franchise operated by a 95.0% owned partnership.

(12) The Company was recently awarded the New Jersey and Michigan franchises, and, accordingly, no logo signs had been erected as of April 30, 1996.

BUSINESS STRATEGY

  Outdoor Advertising

     The Company's overall business strategy is to be the leading provider of outdoor advertising in each of the markets it serves, with an emphasis on markets with a population ranking between 50 and 250. This strategy includes the following elements:

     OPERATING STRATEGY

     Small and Medium-Sized Market Focus. The Company's leading position in each of its 33 primary outdoor advertising markets is a result of a successful operating strategy dedicated to growth and acquisitions primarily within the target range of markets having a population ranking between 50 and 250. Management believes that operating in these markets provides the benefits of a diverse and reliable mix of local advertisers, geographic diversification, direct transactions which eliminate many agency commissions, rate integrity, stable real estate portfolios and an ability to package inventory effectively.

     High Quality Local Sales and Service. The Company identifies and closely monitors the needs of its customers and seeks to provide them with quality advertising products at a lower cost than competitive media. The Company believes it has a reputation for providing excellent customer service and quality outdoor advertising space and displays.

     The Company's 120-person sales force is supported by 33 full-service offices. In each primary market, the Company has recruited and trained a skilled sales force, placing an emphasis on market research and use of artistic creativity. Each salesperson is compensated under a performance-based compensation system and supervised by a local sales manager executing a coordinated marketing plan. Art departments assist local customers in the development and production of creative, effective advertisements. The Company believes repeat sales are evidence that the Company delivers quality products and services.

     Centralized Control/Decentralized Management. Management believes that, in its 33 primary markets, the Company is the only full-service outdoor advertising company offering a full complement of outdoor advertising services coupled with local production facilities, management and account executives. Local offices operate in defined geographic areas and function essentially as independent business units, consistent with senior management's philosophy that a decentralized organization is more responsive to particular local market demands.

     The Company maintains centralized accounting and financial control over its local operations, but local managers are responsible for the day-to-day operations in each local market and are compensated according to that market's financial performance. Each local manager reports to one of four regional managers who in turn report to the Company's Chief Executive Officer. Management believes empowering local management and sales personnel to respond to market conditions has been a major factor in the Company's success.

     Effective Inventory Management. The Company believes that the local presence of sales personnel contributes to the Company's ability to increase occupancy rates by attracting and servicing local customers. Additionally, a national sales office at corporate headquarters allows the Company to package inventory effectively to take advantage of national advertising campaigns in the Company's markets. The Company's inventory is managed by state-of-the-art mapping, charting and accounting software.

     GROWTH STRATEGY

     Internal Growth. Within its existing markets, the Company enhances revenue and cash flow growth by employing highly targeted local marketing efforts to improve display occupancy rates and by selectively increasing ad rates. This strategy is facilitated through its local sales and service offices which allow management to respond quickly to the demands of its local customer base. In addition, the Company routinely invests in upgrading its existing structures and constructing new display faces in order to provide quality service to its current customers and to attract new advertisers.

     Acquisitions. Aggressive internal growth is enhanced by focused acquisitions in small to medium-sized markets, resulting in increased operating efficiencies, greater geographic diversification and increased market penetration. The Company has demonstrated its ability to grow successfully through acquisitions, having completed over 80 acquisitions since 1983. In addition to acquiring leading positions in new markets, the Company makes "fill-in" acquisitions of smaller outdoor advertising properties within existing or contiguous markets. Acquisitions offer opportunities for inter-market cross-selling and the opportunity to centralize and combine accounting and administrative functions, thereby achieving economies of scale. As part of its acquisition strategy, management maintains close ties with industry associations and other advertising company executives, and the Company also prepares surveys of billboards owned by competitors within states in which the Company operates.

     The table below sets forth certain information regarding acquisitions made by the Company subsequent to the fiscal year ended October 31, 1993:

YEAR           MARKET           BULLETINS   POSTERS
- ----   -----------------------  ---------   -------
1994   Panama City, FL(1).....     214        317
1994   Daytona Beach, FL(1)...      56        353
1994   Shreveport, LA(1)......     271        760
1994   Savannah, GA(1)........     350        621
1994   Beaumont, TX(1)........     200        295
1994   Fort Myers, FL(1)......     123        221
1994   Clarksville, TN(1).....     112        327
1994   Lakeland, FL(1)........     209        356
1994   Augusta, GA............       8         69

YEAR           MARKET           BULLETINS   POSTERS
- ----   -----------------------  ---------   -------
1994   Pensacola, FL..........      49        218
1994   Montgomery, AL.........      76         33
1994   Branmont, TX...........      40          0
1995   Richmond, VA...........     184          0
1995   Nashville, TN..........       0        254
1995   Nashville, TN..........     317          0
1995   Roanoke, VA............     129          0
1995   Augusta, GA............      98          0
1996   Lakeland, FL...........     249          0

- ---------------

(1) Acquired on May 1, 1994 from LHC, which prior to such date was a 49% owned and managed subsidiary of the Company.

     The Company believes that there will be future opportunities for implementing the Company's acquisition strategy given the industry's fragmentation and current consolidation trends. Additionally, the small to medium-sized markets which fit the Company's growth strategy offer a large number of potential acquisition opportunities.

  Logo Signs


     The Company entered the business of logo sign advertising in 1988. The Company is now the largest provider of logo sign services in the United States, having been awarded 13 of the 21 privatized state logo sign franchises awarded to date. In addition, the Company has executed agreements to acquire the logo sign franchises in Tennessee and Kansas. The Company's strategy is to be the leading logo sign provider in the country.


     Adopting many of the decentralized operational strategies of the outdoor advertising division, the Company's logo sign division maintains contacts and local sales offices in each of the states in which it operates. Relationships with customers are developed and maintained at the state level; accounting, MIS and certain administrative functions are centralized at the Company's headquarters.

     In competing for state-awarded logo sign franchises, the Company seeks to form strategic alliances with premier signing contractors in order to present to state highway departments the combined benefits of entities with substantial local presence and national resources. As the industry leader, the Company has gained significant operating experience and compiled a database of information it believes is unequalled in this industry. The Company shares its knowledge and database information with state highway departments initiating new logo sign programs, and believes this interaction provides significant advantages when seeking new logo sign franchises.

     After securing a franchise, the Company generally contracts with an independent construction firm for the erection and maintenance of the logo sign structures in order to avoid the expense of staffing and maintaining a construction presence. The Company then processes orders for logo sign services through its corporate staff and a small sales force in the state.


     The Company maximizes participation and customer satisfaction through the use of market surveys, coupled with a customer focused sales program to potential logo sign advertisers. Employing these methods, in Mississippi, for example, the revenue from logo sign advertising displays increased from $263,100 for the twelve months prior to the Company receiving the state's logo sign franchise to $621,000 for the twelve months following the Company being awarded such franchise. This revenue increase was the result of a 57% increase in the number of logo advertising displays and an increase in advertising rates during the twelve months following receipt of the franchise.

     The Company believes its market-leading position in the logo sign industry will continue to increase as additional states recognize the track record and core competency of the Company in building and servicing logo sign programs. The Company anticipates bidding on logo sign franchises in two additional states during 1996. The Company plans to pursue additional logo sign franchises, through both new franchise awards and, possibly, the acquisition of other logo sign franchise operators. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and states converting from government owned and operated programs to privately owned and operated programs. Additionally, the Company plans to pursue logo sign programs in Canada and is seeking to expand into other state-authorized signage programs, such as tourist oriented directional signs (TODS).

  Transit and Other

     The Company has recently expanded into the transit advertising business through the operation of displays on bus shelters, benches and buses in seven of its 33 primary markets. The Company plans to continue pursuing transit advertising opportunities that arise in its primary markets and to expand into other markets.

     With the growth in wireless communication, particularly the buildout of personal communications services systems following the recent FCC allocation of radio spectrum, the Company is exploring ways to realize additional revenue by contracting with communications providers for use of the Company's billboard structures to attach transmission and reception devices. The Company has agreements with two of the largest potential wireless communication service providers regarding possible future use of its billboards.

COMPANY OPERATIONS

  Outdoor Advertising

     Sales and Service

     The Company conducts its outdoor advertising operations through its 33 local offices. Local offices operate in defined geographic areas and function essentially as independent business units, consistent with senior management's philosophy that a decentralized organization is more responsive to particular local market demands and provides greater incentives to employees. The Company's management policy is one of centralized accounting and financial control coupled with decentralized sales and production. Local managers in each of the Company's primary markets are responsible for the day-to-day operations of their outdoor office and are compensated according to the Company's financial performance in that market. Each local manager reports to one of four regional managers who in turn report to the Company's Chief Executive Officer.

     The following is a list of the Company's regional managers and their experience with the Company and in the outdoor advertising industry as of April 30, 1996:

                                                YEARS       YEARS
                                                WITH          IN
        NAME                  REGION           COMPANY     INDUSTRY
- --------------------    -------------------    -------     --------
Gerald H. Marchand      Baton Rouge Region        37          37
Robert E. Campbell      Central Region            24          24
Phillip C. Durant       Knoxville Region          19          21
Thomas F. Sirmon        Mobile Region             16          16


     The Company's regional managers have been with the Company, on average, for 24 years. The Company's local managers have been with the Company, on average, for 11 years and have worked in the industry, on average, for 14 years.

     Inventory

     The Company operates the following types of outdoor advertising displays:

          Bulletins generally are 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is either handprinted onto the panels at the Company's facilities in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or printed with computer-generated graphics on a single sheet of vinyl that is "wrapped" around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

          Standardized posters generally are 12 feet high by 25 feet wide (300 square feet) and are the most common type of billboard. Advertising copy for these posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that are wrapped around the structure. Standardized posters are concentrated on major traffic arteries.

          Junior posters usually are 6 feet high by 12 feet wide (72 square feet). Displays are prepared and mounted in the same manner as standardized posters, except that vinyl sheets are not typically used on junior posters. Most junior posters, because of their smaller size, are concentrated on city streets and target pedestrian traffic.

     For the Company's fiscal year ended October 31, 1995, approximately 55% of the Company's outdoor advertising net revenues were derived from bulletin sales and 45% from poster sales. Over the same period, bulletin and poster occupancy averaged approximately 82% and 77%, respectively. The Company regularly donates unoccupied display space for use by charitable and civic organizations.

     The physical structures are typically owned by the Company and are built on locations the Company either owns or leases. In each local office one employee typically performs site leasing activities for the markets served by that office. See "--Company Operations--Facilities."

     Bulletin space is generally sold as individually selected displays which remain in one location, usually an interstate highway or other main road, for the duration of the advertising contract. Bulletins may also be sold as part of a rotary plan where advertising copy is periodically rotated from one location to another within a particular market. Poster space is generally sold in packages called "showings," which comprise a given number of displays in a market area. Posters provide advertisers with access either to a specified percentage of the general population or to a specific targeted audience. Displays making up a showing are placed in well-traveled areas and are distributed so as to reach a wide audience in a particular market.

     Production

     The Company's production staff in each of its 33 primary markets performs the full range of activities required to create and install outdoor advertising in all of its markets. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the designs on displays. The Company provides its production services to local advertisers and to advertisers that are not represented by advertising agencies, since national advertisers represented by advertising agencies often use preprinted designs that require only installation. The Company's creative and production personnel typically develop new designs or adopt copy from other media for use on billboards. The Company's artists also often assist in the development of marketing presentations, demonstrations and strategies to attract new advertisers.

     With the increased use of vinyl and pre-printed advertising copy furnished to the outdoor advertising company by the advertiser or its agency, outdoor advertising companies require less labor-intensive production work. In addition, increased use of vinyl and preprinted copy is also attracting more customers to the outdoor advertising medium. The Company believes that this trend over time will reduce operating expenses associated with production activities.

     Categories of Business

     The following table sets forth the top ten categories of business from which the Company derived its outdoor advertising revenues for fiscal 1995 and the respective percentages of such revenue. These business categories accounted for approximately 73.6% of the Company's total outdoor advertising net revenues in the fiscal year ended October 31, 1995. No one advertiser accounted for more than 3.0% of the Company's total outdoor advertising net revenues in that period.

                                                            PERCENTAGE OF FISCAL 1995
                              CATEGORY                      NET ADVERTISING REVENUES
          ------------------------------------------------  -------------------------
          Restaurants.....................................             14.9%
          Retail establishments...........................             11.4
          Tobacco products................................              9.2
          Hotels and motels...............................              7.3
          Entertainment and sports........................              5.9
          Automotive......................................              5.9
          Hospitals and medical care......................              5.1
          Services........................................              4.8
          Media...........................................              4.6
          Financial institutions..........................              4.5
                                                                       ----
                    Total.................................             73.6%

     Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to societal and governmental pressure and other factors. Because tobacco advertisers tend to occupy displays in highly desirable locations, the Company historically has been able to attract substitute advertising for space which has become unoccupied as a result of reduced tobacco product advertisements, and management believes that the Company will continue to be able to attract such substitute advertising should tobacco advertisers further reduce their spending in the future.

     Logo Signs


     The Company is the largest provider of logo sign services in the United States and operates over 13,500 logo sign structures containing over 34,000 logo advertising displays. The Company has been awarded exclusive franchises to erect and operate logo signs in the states of Georgia, Michigan, Mississippi, Nebraska, New Jersey, Ohio, Oklahoma, South Carolina, Texas, Utah, Virginia, through a 66.7% owned partnership in the state of Missouri and through a 95.0% owned partnership in the state of Minnesota. In addition, the Company has executed agreements to acquire the logo sign franchises in Tennessee and Kansas.


     State logo sign franchises vary in term but generally provide for exclusive rights to erect and operate logo signs within a state for ten to twenty years, including renewal terms. The logo sign franchises generally provide for termination by the state, in most cases with compensation to be paid to the Company. Typically, at the end of the term of the franchise, ownership of the structures is transferred to the state without compensation to the Company. The Company expects, however, to be able to compete effectively for retention of franchises when their terms expire.

     The Company also designs and produces logo sign plates for customers throughout the country, including for use in states which have not yet privatized their logo sign programs.

EMPLOYEES

     The Company employed approximately 825 persons at April 30, 1996. Of these, 37 were engaged in overall management and general administration at the Company's management headquarters and the remainder were employed in the Company's operating offices. Of these, approximately 120 were direct sales and marketing personnel.

     The Company has three local offices covered by collective bargaining agreements, consisting of painters, billposters and construction personnel. A union is organized in one other local office, but this union is currently operating without a collective bargaining agreement. The Company believes that its relations with its employees, including its 37 unionized employees, are good, and the Company has never experienced a strike or other labor dispute.

     The Company believes its employee retention record evidences its good employee relations. The average tenure for the Company's employees is six years. The Company offers most employees a range of benefits including a profit sharing/401(k) plan and life, health and dental insurance.

FACILITIES

     The Company's 53,500 square foot management headquarters is located in suburban Baton Rouge, Louisiana. The Company occupies approximately 30% of the space in this facility and leases the remaining space. The Company owns 26 local operating facilities with front office administration and sales office space connected to back-shop poster and bulletin production space, and leases an additional 24 operating facilities at an aggregate lease expense in 1995 of approximately $775,000.

     The Company owns approximately 450 parcels of property beneath outdoor structures. As of October 31, 1995, the Company had approximately 12,000 active outdoor site leases accounting for a total annual lease expense of $14.2 million. This amount represented 15.4% of total net outdoor advertising revenues for that period, which is consistent with the Company's historical lease expense experience. The Company's leases are for varying terms ranging from month-to-month to in some cases a term of over ten years, and many provide the Company with renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions.

COMPETITION

  Outdoor Advertising

     The Company competes in each of its markets with other outdoor advertisers as well as other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, the Company also competes with a wide variety of out-of-home media, including advertising in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains and buses. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, outdoor advertising relies on its relative cost efficiency and its ability to reach a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

     The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. Although some consolidation has occurred over the past few years, according to the OAAA there are approximately 1,000 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. In several of its markets, the Company encounters direct competition for other major outdoor media companies, including Gannett Outdoor (a division of Gannet Co. Inc.), Eller Media, Inc. (formerly Patrick Media Group) and 3M National Advertising Co. (a division of Minnesota Mining and Manufacturing Company), each of which has a larger national network and greater total resources than the Company. The Company believes that its strong emphasis on sales and customer service and its position as a major provider of advertising services in each of its primary markets enables it to compete effectively with the other outdoor advertising companies, as well as other media, within those markets. See "Risk Factors -- Competition."

  Logo Signs

     The Company faces competition in obtaining new logo sign franchises and in bidding for renewals of expiring franchises. The Company faces competition from four other national providers of logo signs in seeking logo franchises. In addition, local companies within each of the states which solicit bids will compete against the Company in the open-bid process. Competition from these sources is also encountered at the end of each contract period. The Company believes its operations model, which includes local sales offices, comprehensive databases of information and strategic alliances and its knowledge of the industry, should provide a competitive advantage in pursuing future franchises.

     In marketing logo signs to advertisers, the Company competes with other forms of out-of-home advertising. The Company believes, however, that logo sign advertising offers a effective, low-cost directional advertising service, which makes it attractive to potential advertisers.

REGULATION

     Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act of 1965 (the "HBA") regulates outdoor advertising on federally aided primary and interstate highways. The HBA requires, as a condition to federal highway assistance, states to restrict billboards on such highways to commercial and industrial areas, and requires certain additional size, spacing and other limitations. All states have passed state billboard control statutes and regulations at least as restrictive as the federal requirements, including removal at the owner's expense and without compensation of any illegal signs on such highways. The Company believes that the number of its billboards that may be subject to removal as illegal is immaterial. No state in which the Company operates has banned billboards, but some have adopted standards more restrictive than the federal requirements. Municipal and county governments generally also have sign controls as part of their zoning laws. Some local governments prohibit construction of new billboards and some allow new construction only to replace existing structures, although most allow construction of billboards subject to restrictions on zones, size, spacing and height.

     Federal law does not require removal of existing lawful billboards, but does require payment of compensation if a state or political subdivision compels the removal of a lawful billboard along a federally aided primary or interstate highway. State governments have purchased and removed legal billboards for beautification in the past, using federal funding for transportation enhancement programs, and may do so in the future. Governmental authorities from time to time use the power of eminent domain to remove billboards. Thus far, the Company has been able to obtain satisfactory compensation for any of its billboards purchased or removed as a result of governmental action, although there is no assurance that this will continue to be the case in the future. Local governments do not generally purchase billboards for beautification, but some have attempted to force removal of legal but nonconforming billboards (billboards which conformed with applicable zoning regulations when built but which do not conform to current zoning regulations) after a period of years under a concept called "amortization," by which the governmental body asserts that just compensation is earned by continued operation over time. Although there is some question as to the legality of amortization under federal and many state laws, amortization has been upheld in some instances. The

Company generally has been successful in negotiating settlements with applicable localities for billboards required to be removed. Restrictive regulations also limit the Company's ability to rebuild or replace nonconforming billboards.

     In recent years, bills have been introduced in Congress that would affect billboard advertising of tobacco or alcohol products. No bills have become law except those requiring the familiar health hazard warnings appearing on cigarette packages and advertisements. It is uncertain whether such regulation will be enacted in the future, what such regulation might provide or what impact such regulation might have on the Company's business. Federal law generally prevents state or local restrictions on the content of billboard advertisements.

     The FDA has proposed new rules which, among other things, regulate advertising of certain tobacco products, including prohibiting the placement of tobacco products advertising within 1,000 feet of playgrounds and primary and secondary schools and limiting tobacco products advertising to a format consisting of black text on a white background. The Liggett Group, Inc. ("Liggett"), in recent settlements of two tobacco liability actions, agreed to comply with certain of the proposed FDA advertising regulations. Liggett controls approximately 2% of the U.S. market for tobacco products and the remainder of the tobacco industry has yet to comply voluntarily with the proposed FDA regulations. If the larger tobacco companies were to elect to comply voluntarily with the proposed FDA regulations, the Company's outdoor advertising revenues could be adversely affected. In response to the proposed FDA regulations, Philip Morris Companies Inc. recently proposed to Congress an alternative version of regulations which would also restrict certain tobacco advertising as part of a general legislative plan. The Company cannot predict whether or in what form the proposed FDA regulations will be adopted, or whether they will be modified or nullified by legislative or judicial action, or whether legislation restricting tobacco advertising will be enacted.

     To date, regulations in the Company's markets have not materially adversely affected its operations. However, the outdoor advertising industry is heavily regulated and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment can be managed, no assurance can be given that existing or future laws or regulations will not materially and adversely affect the Company.

LITIGATION

     The Company from time to time is involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. The Company is also involved in routine administrative and judicial proceedings regarding billboard permits, fees and compensation for condemnations. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of the Company as of July 10, 1996 were as follows:



                                                                                     YEARS WITH
             NAME               AGE                        TITLE                     THE COMPANY
- ------------------------------  ---     -------------------------------------------  -----------
Kevin P. Reilly, Jr...........  41      Chairman, President, Chief Executive              18
                                        Officer and Director
Keith A. Istre................  43      Chief Financial Officer, Treasurer and            17
                                        Director
Charles W. Lamar, III.........  48      General Counsel, Secretary and Director           14
Gerald H. Marchand............  65      Vice President, Regional Manager of Baton         37
                                        Rouge Region, and Director
T. Everett Stewart, Jr........  42      President of Interstate Logos, Inc., a            16
                                        subsidiary of the Company, and Director
Robert E. Campbell............  47      Vice President, Regional Manager of Central       24
                                        Region
Phillip C. Durant.............  49      Vice President, Regional Manager of               19
                                        Knoxville Region
Thomas F. Sirmon..............  40      Vice President, Regional Manager of Mobile        16
                                        Region
Robert B. Switzer.............  43      Vice President of Operations                      20
Dudley W. Coates*.............  65      Director                                          --
Jack S. Rome, Jr.*............  48      Director                                          --
William R. Schmidt*...........  44      Director                                          --


- ---------------

* Outside directors

     Kevin P. Reilly, Jr. has served as the Company's President and Chief Executive Officer since February 1989 and as a director of the Company since February 1984. Mr. Reilly served as President of the Company's Outdoor Division from 1984 to 1989. Mr. Reilly, an employee of the Company since 1978, has also served as Assistant and General Manager of the Company's Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.

     Keith A. Istre has been Chief Financial Officer of the Company since February 1989 and a director of the Company since February 1991. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in accounting.

     Charles W. Lamar, III joined the Company in 1982 as General Counsel and has been a director of the Company since June 1973. Prior to joining the Company, Mr. Lamar maintained his own law practice and was employed by a law firm in Baton Rouge. Mr. Lamar received a B.A. in Philosophy from Harvard University in 1971, a M.A. in Economics from Tufts University in 1972 and a J.D. from Boston University in 1975.

     Gerald H. Marchand has been Regional Manager of the Baton Rouge Region, which encompasses operations in Florida, Louisiana, Mississippi and Texas, since 1988 and a director of the Company since 1978. He began his career with the Company in leasing and went on to become President of the Outdoor Division. He has served as General Manager of the Lake Charles and Mobile operations. Mr. Marchand received a Masters in Education from Louisiana State University in 1955.

     T. Everett Stewart, Jr. has been President of Interstate Logos, Inc. since 1988, and has recently been named a director. He served as Regional Manager of the Company's Baton Rouge Region from 1984 to 1988. Previously, he served the Company as Sales Manager in Montgomery and General Manager of the Monroe and Alexandria operations. Before joining the Company in 1979, Mr. Stewart was employed by the Lieutenant

Governor of the State of Alabama and by a United States Senator from the State of Alabama. Mr. Stewart received a B.S. in Finance from Auburn University in 1976.

     Robert E. Campbell has been Regional Manager of the Central Region, which encompasses operations in Alabama, Colorado, Kentucky, Ohio, Texas and Virginia, since 1983. Mr. Campbell served from 1972 to 1983 as Sales Manager of the Company's Mobile operation and as General Manager of the Company's Midland and Mobile operations. Mr. Campbell received a B.A. in Political Science and History from the University of South Alabama in 1971.

     Phillip C. Durant joined the Company in 1974 in Pensacola, Florida and is currently the Regional Manager of the Knoxville Region, which encompasses operations in Tennessee and West Virginia. Previously he served as Sales Manager in Pensacola and General Manager of Monroe, Alexandria, Lake Charles and Lafayette, Louisiana and Nashville.

     Thomas F. Sirmon has served the Company as Regional Manager of the Mobile Region, which encompasses operations in Alabama, Florida and Georgia, since 1990. He began his career with the Company as an Account Executive in the Mobile operation in 1979. In 1981, he was appointed General Manager in Augusta; in 1984, General Manager in Nashville; and in 1988, General Manager in Mobile. Mr. Sirmon received a degree in Marketing from the University of South Alabama in 1978.

     Robert B. Switzer has been Vice President of Operations of the Company since 1984. In 1976, he joined the Company as Posting Superintendent in Mobile and became Operations Manager in Pensacola. Since 1991, he has also served as General Manager of the Pensacola operation and, since 1993, as General Manager of the Fort Walton operation. Mr. Switzer received a B.S. in Zoology from the University of South Florida in 1975.

     Dudley W. Coates has been a director of the Company since 1973. Mr. Coates received a Liberal Arts degree from Yale University in 1953, and, since that time, has been an investment broker with the firm of Legg Mason, Inc.

     Jack S. Rome, Jr. has been a director of the Company since 1974. Since 1988, Mr. Rome has been President of No Fault Industries, Inc., a construction company specializing in outdoor recreational facilities. Mr. Rome has also served as President of Jack Rome, Jr. & Associates, Inc., a management consulting company, since October 1987. Mr. Rome served the Company in various capacities from 1975 to 1986. Mr. Rome received his B.S. in accounting from Southeastern Louisiana University in 1971.

     William R. Schmidt became a director of the Company in 1994. He is an Assistant Vice President for Pacific Mutual Life Insurance Company in its Securities Department, where he has been employed since 1990. He has a B.S. in Finance from Pennsylvania State University and an MBA from the Amos Tuck School of Business at Dartmouth College.

     Kevin P. Reilly, Jr., Charles W. Lamar, III and Robert B. Switzer are cousins.

BOARD COMMITTEES


     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries for employees and consultants to the Company, and an Audit Committee, which reviews the results of the Company's audit and other services provided by the Company's independent auditors. The Compensation Committee and the Audit Committee currently consist of Dudley Coates, Jack S. Rome, Jr. and William R. Schmidt. During fiscal year 1995, the Compensation Committee consisted of Jack S. Rome, Jr., Mary Lee Lamar Dixon and Carolyn Sample Abshire, who were directors. Mr. Rome was employed by the Company from 1975 to 1985.


     The Executive Committee, which has authority to operate the affairs of the Company between Board meetings, currently consists of Kevin P. Reilly, Jr., Gerald H. Marchand, Keith A. Istre and Charles W. Lamar, III.

BOARD COMPENSATION

     All directors of the Company hold office until the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified. Directors who are not employed by the Company receive a fee of $500 for each Board meeting attended and are reimbursed for travel expenses incurred to attend Board meetings. Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company for the fiscal year ended October 31, 1995.


                                                                   ANNUAL COMPENSATION
                                                     ------------------------------------------------
                                                                                          ALL OTHER
                                                                                         COMPENSATION
            NAME AND PRINCIPAL POSITION              YEAR     SALARY($)     BONUS($)        ($)(1)
- ---------------------------------------------------  ----     ---------     --------     ------------
Kevin P. Reilly, Jr.                                 1995      120,000      200,000          5,500
  Chairman, President and Chief Executive Officer    1994      120,000      150,000          5,000
                                                     1993      120,000      100,000             --
Gerald H. Marchand                                   1995      106,000      156,543         50,000
  Vice President, Regional Manager of Baton Rouge    1994      106,000      197,443         50,000
    Region                                           1993      106,000       75,000             --
Robert E. Campbell                                   1995       90,000       96,984          7,500
  Vice President, Regional Manager of Central        1994       90,000       73,208          7,500
     Region                                          1993       84,000       61,000             --
T. Everett Stewart, Jr.                              1995       80,000      116,500          4,500
  President of Interstate Logos, Inc.                1994       80,000       65,000          4,000
                                                     1993       80,000       50,000             --
Hollis T. Wood(2)                                    1995       90,000       93,862          6,500
  Former Vice President, Regional Manager of         1994       90,000       89,638          6,000
  Knoxville Region                                   1993       90,000       40,000             --


- ---------------

(1) The reported amounts consist of employer contributions under the Company's deferred compensation plan.
(2) Mr. Wood is no longer employed by the Company.

EMPLOYMENT AGREEMENTS

     The Company does not have employment contracts with any of its officers or employees.


     The Company had a consulting agreement with Kevin P. Reilly, Sr., its former Chairman, which expired on January 15, 1996. Under that agreement, Mr. Reilly, Sr. received $120,000 in annual consulting fees and was eligible for a $100,000 annual bonus, which was paid for the fiscal year ended October 31, 1995. The Company continued to pay Mr. Reilly, Sr. his consulting fee on a month-to-month basis until July 1, 1996. Effective July 1, 1996, the Lamar Texas Limited Partnership, a subsidiary of the Company, and Reilly Consulting Company, L.L.C., of which Mr. Reilly, Sr. is the manager, entered into a replacement consulting agreement. This new consulting agreement has a ten year term and provides for a $120,000 annual consulting fee. The agreement contains a non-disclosure provision and a noncompetition restriction which extends for two years beyond the termination of the agreement.


STOCK OPTION PLANS


     The Company's 1996 Equity Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in 1996. The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.



     The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 2.0 million shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Options may be granted only to persons eligible to receive them under the Internal Revenue Code of 1996, as amended. The Company expects that options to purchase approximately 1.2 million shares of Class A Common Stock will be granted concurrently with the Offering.



     The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan contain such terms and conditions not inconsistent with the 1996 Plan as the Committee in its discretion approves. The Committee has discretion to administer the 1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may be granted subject to conditions relating to continued employment and restrictions on transfer. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan are determined by the Committee.


                              CERTAIN TRANSACTIONS

     The Company has from time to time made various personal loans to the persons listed below. The loans bear interest at a rate equal to 100 basis points above the rate applicable to United States Treasury six-month bills.

                                                           LARGEST OUTSTANDING
                                                              BALANCE SINCE
                                                            BEGINNING OF LAST    BALANCE OUTSTANDING AS
                          NAME                                 FISCAL YEAR          OF MAY 31, 1996
- ---------------------------------------------------------  -------------------   ----------------------
Wendell S. Reilly(1).....................................       $ 500,000               $500,000
Jack S. Rome (2).........................................         147,230                147,230
Kevin P. Reilly, Jr.(1)(2)(3)............................         135,000                100,000
Sean E. Reilly(1)........................................          73,945                 58,532
Anna Reilly Cullinan(1)..................................          80,000                 53,500
Robert B. Switzer(3).....................................          80,582                 50,592
T. Everett Stewart(2)(3).................................          75,000                 37,500
Kevin P. Reilly, Sr.(1)(4)...............................         154,586                 29,105
Gerald H. Marchand(3)....................................         175,000                      0

- ---------------

(1) Member of the Reilly family.
(2) The named individual is a director of the Company.
(3) The named individual is an executive officer of the Company.
(4) Kevin P. Reilly, Sr. was President and Chairman of the Board of the Company until January 1992.


     In October 1995 and in March 1996, the Company repurchased 3.6% and 12.9%, respectively, of its then outstanding common stock from certain of its existing stockholders for an aggregate purchase price of approximately $4.0 million. The terms of the repurchases entitled the selling stockholders to receive additional consideration from the Company in the event that the Company consummated a public offering of its common stock within 24 months of the repurchase. In satisfaction of that obligation, upon completion of this Offering, the Company will pay the selling stockholders an aggregate of $5.0 million in cash from the proceeds of this Offering and issue to them $20.0 million aggregate principal amount of ten-year subordinated notes. See

"Description of Indebtedness -- Subordinated Notes." Of the total $25.0 million additional amount payable on account of the common stock repurchased, $6.3 million will be payable to the Company's executive officers and directors and members of their immediate families.


     On December 31, 1995, the Company issued 5,719.49 shares of its Class A Preferred Stock with an aggregate liquidation preference of $3.6 million to certain of its stockholders in exchange for an equal number of shares of its then outstanding common stock. See "Description of Capital Stock -- Class A Preferred Stock." Of the Class A Preferred Stock so issued, 3,134.80 shares were issued to the Reilly Family Limited Partnership, 1,500 shares to Charles W. Lamar, III and 1,084.69 shares to Mary Lee Lamar Dixon and trusts for her children. See "Description of Capital Stock -- Class A Preferred Stock."



     In 1993, the Company acquired LHC shares from certain members of the Reilly family, Charles W. Lamar, III, Mary Lee Lamar Dixon and Robert B. Switzer in exchange for 8.0% of the then outstanding shares of common stock of the Company. In 1994, in connection with the Company's acquisition of the interest in LHC which it did not already own, certain officers and directors of the Company who were stockholders of LHC received approximately $226,000 from the proceeds of the transaction.


     In May 1993, the Company purchased the outstanding stock of Lamar Advertising of Wichita Falls, Inc., which was substantially owned by Kevin P. Reilly, Sr., Kevin P. Reilly, Jr., Charles W. Lamar, III, Gerald H. Marchand and certain of their relatives. The total consideration for the stock purchase was approximately $1.2 million, which approximated the book value of the underlying assets.


     In 1993, the Company purchased a building from a joint venture whose principals included Kevin P. Reilly, Sr., Kevin P. Reilly, Jr., and Charles W. Lamar, III for $740,000.


     The Company has made investments totalling $1.25 million in Wireless One, Inc., a publicly-held company in the wireless cable business, of which Sean E. Reilly, a member of the Reilly family and a former director, is Chief Executive Officer. The current market value of these investments, which are restricted from sale by the Company until October 1997, exceeds the Company's cost.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's capital stock as of April 30, 1996, as adjusted to reflect the sale of the shares offered hereby, (i) by each person known by the Company to own beneficially five percent or more of any class of the Company's capital stock, (ii) by each director of the Company, (iii) by each executive officer of the Company, (iv) by all directors and executive officers as a group and (v) by each Selling Stockholder. The capital stock of the Company is owned substantially by members of four related families.


                                                    AMOUNT OF
                                              BENEFICIAL OWNERSHIP                   AMOUNT OF BENEFICIAL
                                                  PRIOR TO THE                        OWNERSHIP AFTER THE
                                                   OFFERING(1)                            OFFERING(1)
                                              ---------------------      SHARES      ---------------------
   DIRECTORS, OFFICERS AND 5%                 NUMBER OF                  BEING       NUMBER OF
          STOCKHOLDERS           SECURITY(2)    SHARES      PERCENT    OFFERED(2)      SHARES      PERCENT
- -------------------------------- ----------   ----------    -------    ----------    ----------    -------
The Reilly Family Limited
  Partnership(3)................ Common       14,301,539      58.42%     266,250     14,035,289      49.28%
  c/o The Lamar Companies        Preferred      3,134.80      54.81%           0       3,134.80      54.81%
  5551 Corporate Blvd.
  Baton Rouge, LA 70808

Mary Lee Lamar Dixon(4)......... Common        2,297,688       9.39%     125,000      2,172,688       7.63%
  c/o The Lamar Companies        Preferred      1,084.69      18.96%           0       1,084.69      18.96%
  5551 Corporate Blvd.
  Baton Rouge, LA 70808

Charles W. Lamar, III(5)........ Common        4,840,722      19.77%      68,750      4,771,972      16.75%
  c/o The Lamar Companies        Preferred      1,500.00      26.23%           0       1,500.00      26.23%
  5551 Corporate Blvd.
  Baton Rouge, LA 70808

Dudley W. Coates(6)............. Common          163,564          *            0        163,564          *

Phillip C. Durant...............                      --         --           --             --         --

Keith A. Istre..................                      --         --           --             --         --

Gerald H. Marchand.............. Common          155,775          *            0        155,775          *

Jack S. Rome, Jr................                      --         --           --             --         --

William R. Schmidt..............                      --         --           --             --         --

Robert B. Switzer(7)............ Common          785,683       3.21%      25,000        760,683       2.67%

Robert E. Campbell..............                      --         --           --             --         --

Thomas F. Sirmon................                      --         --           --             --         --

T. Everett Stewart, Jr..........                      --         --           --             --         --

All Directors and Executive
  Officers
  as a Group (12 Persons)....... Common       22,544,972      92.09%     485,000     22,059,972      77.45%
                                 Preferred      5,719.49     100.00%           0       5,719.49     100.00%


- ---------------

 *  Less than 1%
(1) The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2) Common shares refer to Class A Common Stock, except with respect to shares of the Reilly Family Limited Partnership, which refer to shares of Class B Common Stock. Preferred shares refer to Class A Preferred Stock. Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee (as defined herein), such shares will automatically convert into shares of Class A Common Stock. See "Description of Capital Stock."


(3) These shares are owned by the Reilly Family Limited Partnership. Kevin P. Reilly, Jr. is the managing general partner of the Reilly Family Limited Partnership; Wendell S. Reilly, Sean E. Reilly and Anna R. Cullinan are each general partners; and Kevin P. Reilly, Sr. holds all of the outstanding preferred interests in the partnership.


(4) Includes 1,752,474 shares of Class A Common Stock and 700 shares of Class A Preferred Stock held in a trust, of which LaBanc & Co. is the nominee of the trustee, for the benefit of Mrs. Dixon.

(5) Includes 1,335,775 shares of Class A Common Stock held in trust for Mr. Lamar's three children, of which Mr. Lamar is considered the beneficial owner, and 264,818 shares of Class A Common Stock held by Mr. Lamar's daughter, Mr. Lamar disclaims beneficial ownership to such shares.

(6) These shares are held in trust for Mr. Coates' three children, and Mr. Coates disclaims beneficial ownership to such shares.

(7) Includes 97,360 shares of Class A Common Stock held by Mr. Switzer's wife, as to which he disclaims beneficial ownership, and 688,323 shares of Class A Common Stock held by Mr. Switzer as custodian for his three children.


     Kevin P. Reilly, Jr. is the managing general partner of the Reilly Family Limited Partnership (the "Partnership"), owner of all of the issued and outstanding Class B Common Stock of the Company. As managing general partner, he has the ability to vote all the shares of the Company owned by the Partnership and, with the approval of the partners owning a majority of the general partner interests, to dispose of such shares. The other general partners of the Partnership, Mr. Reilly's three siblings, and Mr. Reilly presently own equal partnership interests. Two of the other general partners may remove Mr. Reilly as managing general partner and any three of the general partners may select one of them to replace him. If no successor is selected, three of the general partners may act on behalf of the Partnership. The Partnership continues in effect until December 21, 2020 unless terminated earlier by unanimous vote of the general partners and the holders of preferred interests.

                          DESCRIPTION OF CAPITAL STOCK


     After giving effect to the matters described under "The Company," as of the date of this Prospectus, the Company's authorized capital stock consists of 50,000,000 shares of Class A Common Stock, $0.001 par value per share, 25,000,000 shares of Class B Common Stock, $0.001 par value per share, 10,000 shares of Class A Preferred Stock, $638 par value per share, and 1,000,000 additional shares of Preferred Stock, the terms and provisions of which may be designated by the Board of Directors in the future. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws"), each of which is filed as an exhibit to the registration statement of which this Prospectus is a part.


COMMON STOCK


     Following this Offering, 14,446,735 shares of Class A Common Stock will be issued and outstanding and 14,035,289 shares of Class B Common Stock will be issued and outstanding. See "Capitalization."



     Except for voting rights, the rights of the holders of the Class A Common Stock and the Class B Common Stock are substantially identical. The holders of the Class A Common Stock and the holders of the Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of the Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share, on all matters on which the holders of Common Stock are entitled to vote. Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time. In addition, each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon the sale or other transfer of such share of Class B Common Stock to a person who, or entity which, is not a Permitted Transferee. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i),
(ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above.

     All of the outstanding shares of Common Stock are, and all of the shares of Class A Common Stock sold in this Offering will be, when issued and paid for, fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, following any required distribution to the holders of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the restrictions set forth in the Company's Note Indenture and Bank Credit Agreements. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock, provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional shares of such class. See "Dividend Policy."

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the Certificate of Incorporation that would increase of decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely. The Certificate of Incorporation provides that no such separate class vote shall be available for increases or decreases in the number of authorized shares of Class A Common Stock.

     The Common Stock is redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by the Board of Directors. Holders of Common Stock have no preemptive rights.

CLASS A PREFERRED STOCK

     All outstanding shares of the Company's Class A Preferred Stock are fully paid and nonassessable. For information regarding ownership of the issued and outstanding shares of Class A Preferred Stock, see "Principal and Selling Stockholders."

     Rank. The Class A Preferred Stock, with respect to dividends and upon liquidation, ranks senior to Class A and Class B Common Stock.

     Dividends. Holders of shares of Class A Preferred Stock are entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, cash dividends at a rate of $15.95 per share per quarter. Dividends accrue and are cumulative from the date of the issuance of shares. As of the date of this Prospectus, all accrued dividends have been paid. The Company intends to continue paying dividends on the Class A Preferred Stock.

     Dissolution or Liquidation. In the case of voluntary or involuntary dissolution or liquidation of the Company, subject to the rights of holders of any additional Preferred Stock issued in the future, the holders of the Class A Preferred Stock are entitled to receive out of the assets of the Company the sum of the par value of the Class A Preferred Stock ($638 per share) and any accrued and unpaid dividends thereon before any payment may be made or any assets distributed to the holders of Common Stock. Upon any distribution or liquidation, whether voluntary or involuntary, if the assets distributed among the holders of the Class A Preferred Stock are insufficient to permit the payment to a stockholder of the full preferential amounts, subject to the rights of holders of any additional Preferred Stock issued in the future, the entire assets of the Company to be distributed will be distributed ratably among the holders of the Class A Preferred Stock and, after payment of such preferential amounts and any preferential amounts due holders of additional Preferred Stock, if any, the holders of Common Stock will be entitled to receive ratably all the remaining assets. A merger or consolidation of the Company with or into any other corporation or corporations, will not, however, be deemed to be a dissolution or liquidation.

     Voting Rights. Holders of Class A Preferred Stock have no voting rights with respect to general corporate matters except as provided by law. Under Delaware law, holders of the Class A Preferred Stock are entitled to vote as a class upon any proposed amendment, whether or not entitled to vote thereon by the

Certificate of Incorporation, if such amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

ADDITIONAL PREFERRED STOCK

     Additional Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation, including those regarding the rights of the holders of Class A Preferred Stock, and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences, and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, sinking fund provisions, redemption prices conversion rights and liquidation preferences of the shares constituting any class or series of this additional Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of additional Preferred Stock of any class or series.

     One of the effects of undesignated additional Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of additional Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, additional Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of additional Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Class A Common Stock.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

     Certain provisions of the Company's Certificate of Incorporation and By-Laws as well as certain provisions of Delaware law may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder. These provision are in addition to the anti-takeover effect of the substantial ownership and voting power of the controlling stockholders of the Company.

     Delaware Anti-Takeover Law. Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation, but less than 85% of such stock (an "Interested Stockholder"), may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or
(ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales, and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.


     The provisions of Section 203, coupled with the Board's authority to issue Preferred Stock without further stockholder action and the fact that, after giving effect to the Offering, 93.1% of the voting power of the Common Stock will be held by the Reilly Family Limited Partnership, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203 which election would be effective twelve months after such adoption. Such a change in the Company's Certificate of Incorporation could not be made without the affirmative vote of shares held by the Reilly Family Limited Partnership. Neither the Certificate of Incorporation nor the By-Laws exclude the Company from the restrictions imposed by Section
203. These restrictions will not apply to stockholders who were interested stockholders prior to the date of this Offering.

     Notice Provisions. The By-Laws provide that only business or proposals, properly brought before an annual meeting of stockholders may be conducted at such meeting. In order to bring business or a proposal before an annual meeting, a stockholder is required to provide written notice to the Company at least 45 days prior to the annual meeting which described the business or proposal to be brought before the annual meeting, the name and address of the stockholder proposing the business, the class and number of shares of stock held by such stockholder, and any material interest of the stockholder in the business to be brought before the meeting. These procedures may operate to limit the ability of stockholders to bring business before the annual meeting or consider any transaction that could result in a change of control of the Company. In addition, the By-Laws provide that in order for a stockholder to nominate a candidate for election to the Board of Directors, the stockholder must provide written notice of intent to nominate a candidate at least 45 days prior to the meeting of stockholders called for the election of directors. Such written notice is required to contain the name and address of the stockholder, a representation that the stockholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice, such information regarding each nominee as would have been required to have been included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations of the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 had proxies been solicited with respect to such nominee by the Board of Directors, a description of all arrangements or other understandings among the stockholder and any other person pursuant to which such nominations are to be made by the stockholder and the written consent of each nominee to serve as a director of the Company if elected. These requirements will limit the ability of stockholders to nominate candidates for election to the Board of Directors to the extent that the notice requirements are not satisfied.

     Procedures for Special Meeting of Stockholders. The By-Laws provide for special meetings of stockholders only upon the direction of the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

     Exculpation and Indemnification. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The Commission has taken the position that the provision will have no effect on claims arising under federal securities law.

     The Company's By-Laws provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Class A Common Stock is Chase Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise equity capital in the future.


     Upon completion of this Offering, the Company will have outstanding 28,482,024 shares of Common Stock. See "Capitalization." Of these shares, the 4,735,000 shares (5,445,250 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock sold in this Offering will be freely tradable without restriction under the Securities Act except for any shares purchased by "affiliates," as that term is defined in the Securities Act, of the Company. The remaining 23,747,024 shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"). The Restricted Shares generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.


     Certain of the Company's security holders and all of its executive officers and directors have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the prior written consent of Smith Barney Inc. on behalf of the Underwriters. See "Underwriting." Following the Lock-up Period, any shares owned prior to this Offering will not be eligible for sale in the public market without registration unless such sales meet the conditions and restrictions of Rule 144 as described below.


     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least two years (as computed under Rule 144) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock (approximately 284,820 shares after giving effect to this Offering) and (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Commission. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about the Company. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least three years (as computed under Rule
144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof. In addition, the Commission has proposed reducing the two-year and three-year periods referred to above to one and two years, respectively.


     As soon as practicable following the consummation of this Offering, the Company intends to file a registration statement under the Securities Act to register the shares of Common Stock available for issuance pursuant to its stock option plans as of the date hereof. Shares issued pursuant to such plans after the effective date of such registration statement will be available for sale in the open market subject to the Lock-up Period and, for affiliates of the Company, subject to certain conditions and restrictions of Rule 144.

                          DESCRIPTION OF INDEBTEDNESS

     The following is a description of the principal agreements governing the indebtedness of the Company. The following summaries of certain provisions of the Bank Credit Agreements and the Note Indenture are qualified in their entirety by reference to the credit and security agreements and indenture to which each summary relates, copies of which are exhibits to the registration statement of which this prospectus is a part. Defined terms used below and not defined herein have meanings set forth in such respective agreements.

BANK CREDIT FACILITIES

     Primary Facility and New Logo Facility. The Company has two syndicated bank credit facilities, both of which are agented by Chase Manhattan Bank (National Association): (i) a revolving credit and term loan facility (the "Primary Facility") providing for term loans in the principal amount currently outstanding of $38.3 million and a reducing revolving facility with a maximum borrowing availability of $20 million and (ii) a revolving credit facility (the "New Logo Facility") with a maximum borrowing availability of $15 million. The proceeds of the Primary Facility may be used for general corporate purposes, including working capital requirements of the Company and its subsidiaries in the outdoor advertising and logo sign business of subsidiaries created prior to October 31, 1995. The proceeds of the New Logo Facility may be used for start-up and construction costs in connection with the logo sign business of subsidiaries created after October 31, 1995 (the "New Logo Subsidiaries"). The Primary Facility and New Logo Facility are collectively referred to hereinafter as the "Credit Facilities".

     Interest. Borrowings under the Credit Facilities bear interest computed as a margin over either Chase's "Base Rate" or the London Interbank Offered Rate (the "LIBOR Rate"). The margins range from 0 to 75 basis points and from 125 to 200 basis points over the Base Rate and LIBOR rate, respectively, depending on the Company's current leverage ratio, as such ratio is defined under the subheading "Covenants."

     Reductions in Commitments; Amortization. The Primary Facility and New Logo Facility, both of which mature October 31, 2001, provide for reductions in revolving credit commitments and amortization of term loans as follows:

                                                                                     NEW LOGO FACILITY
                                                REVOLVING CREDIT      TERM LOAN      REVOLVING CREDIT
                   FISCAL YEAR                     REDUCTION       AMORTIZATION(1)     REDUCTION(1)
    ------------------------------------------  ----------------   ---------------   -----------------
    1996 (after 4/30/96)......................              --       $ 1,000,000                 --
    1997......................................              --       $ 4,000,000        $ 2,000,000
    1998......................................              --       $ 8,000,000        $ 3,000,000
    1999......................................    $  3,000,000       $11,000,000        $ 4,000,000
    2000......................................    $  5,000,000       $12,000,000        $ 6,000,000
    2001......................................    $ 12,000,000       $ 2,250,000                 --

- ---------------

(1) The term loan amortizes quarterly, and the New Logo Facility revolving credit commitment is reduced quarterly.

     Guarantees; Security. The obligations of the Company under the Primary Facility are guaranteed by all of the Company's Restricted Subsidiaries with the exception of Missouri Logos, a partnership and, subject to the approval of the Primary Facility Banks, any joint ventures that may be formed hereafter between Restricted Logo Subsidiaries and entities not affiliated or related to the Company or any Restricted Subsidiary. The obligations under the Primary Facility and the guarantees in respect thereof are secured, on an equal and ratable basis with the subsidiary guarantees and Company obligations in respect of the Senior Notes, by a pledge of the capital stock of all of the Company's Restricted Subsidiaries with the exception of the New Logo Subsidiaries.

     The obligations of the Company under the New Logo Facility are guaranteed by the New Logo Subsidiaries. Such obligations and guarantees are secured by a pledge of capital stock, and security interest in the assets, of the New Logo Subsidiaries.

     Covenants. Each of the Credit Facilities places certain restrictions upon the ability of the Company and its Restricted Subsidiaries that are parties thereto, among other things, to (i) incur indebtedness, (ii) incur liens or guarantee obligations, (iii) declare dividends and make other distributions,
(iv) make investments and enter into joint ventures, (v) make capital expenditures, (vi) dispose of assets and (vii) engage in transactions with affiliates except on an arms-length basis. In addition, the Credit Facilities require the Company and its Restricted Subsidiaries which are parties thereto to maintain (a) a minimum leverage ratio, defined as Total Debt to Operating Cash Flow of between 4.5 to 1 and 3.0 to 1 under the Primary Facility and from 6.0 to 1 and

4.0 to 1 under the New Logo Facility; (b) an interest coverage ratio, defined as pro forma Operating Cash Flow for the period of 12 months most recently ended to total accrued cash interest expense for such period, of at least 2.0 to 1; and
(c) a fixed charge coverage ratio, defined as pro forma Operating Cash Flow for the period of 12 months most recently ended to total projected payments of principal and interest on debt to be made in the succeeding four fiscal quarters plus (i) capital expenditures (excluding logo contract expenditures) and (ii) income and franchise tax payments and stock dividends and redemptions during such period, of at least 1.1 to 1.

     Change of Control. A change of control of the Company constitutes an event of default, permitting the banks under the Credit Facilities to accelerate the indebtedness and terminate the Credit Facilities. Such a change in control would occur if Kevin P. Reilly, Sr. and his immediate family (including grandchildren) and certain entities under their control cease to own at least 20.0% of the total amount of voting stock of the Company.

SENIOR NOTES

     General. On May 15, 1993, the Company issued $100 million aggregate principal amount of 11% Senior Secured Notes due May 15, 2003 pursuant to an indenture between the Company, as issuer, its Restricted Subsidiaries, as "Subsidiary Guarantors", and State Street Bank and Trust Company, as Trustee. The Senior Notes are senior secured obligations of the Company and Restricted Subsidiaries ranking pari passu with all present and future indebtedness of the Company and the Subsidiary Guarantors that by its terms is not subordinated to the obligations represented by the Senior Notes.

     Interest. The Senior Notes bear interest at 11% per annum. Interest is payable semi-annually on each May 15 and November 15.

     Security. The Senior Notes and the Guarantees in respect thereof are secured, on an equal and ratable basis with the Company obligations and subsidiary guarantees in respect of the Primary Facility, by a pledge of the capital stock of all the Company's Restricted Subsidiaries with the exception of the New Logo Subsidiaries.

     Redemption. The securities may be redeemed at the election of the Company, as a whole or from time-to-time in part, at any time after May 15, 1998 at redemption prices declining from 105.5% of the principal amount for the twelve months after May 15, 1998 to 102.75% of such amount for the twelve months after May 15, 1999, and thereafter at a redemption price equal to 100.0% of such principal amount, plus in each case accrued in unpaid interest to the applicable redemption date.


     Covenants. The Senior Note indenture places certain restrictions on the ability of the Company and its Restricted Subsidiaries to (i) incur indebtedness, (ii) incur liens or guaranty obligations, (iii) make restricted payments (dividends, redemptions and certain other payments), (iv) engage in transactions with affiliates except on an arms-length basis, (v) dispose of assets, (vi) enter into mergers, consolidations or acquisitions.



     Change of Control. Upon a Change of Control (as defined in the Senior Note indenture), each holder of a Senior Note may require the Company to repurchase all or portions of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. A "Change of Control" occurs if (a) any person or group, other than stockholders of the Company as of May 15, 1993 and related and affiliated persons ("Permitted Holder") beneficially owns at least 30% of the aggregate voting power of all classes of voting stock of the Company or (b) any person or group other than Permitted Holders succeed in electing a majority of the Board of Directors of the Company.



     Proposed Amendment. The Company has requested the holders of the Senior Notes to consent to certain amendments to the Senior Note indenture which, if approved, would permit the Company to retire up to $38.3 million of currently outstanding bank term loans under the Primary Facility while preserving the Company's ability, upon satisfying certain financial ratios, to reincur indebtedness up to such amount, secured and guaranteed in the same manner as the existing term loans. Restrictions in the existing Senior Note indenture preclude the Company from securing, and its Restricted Subsidiaries from guaranteeing, any indebtedness in excess of the $20 million revolving credit facility and the presently outstanding term loans, as such term loans are reduced by amortization. The consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes is required to approve the amendments.


SUBORDINATED NOTES

     After the completion of the Offering, the Company will have outstanding three classes of subordinated notes: (i) $2.5 million aggregate principal amount of 8% Series A Unsecured Subordinated Discount Debentures due 2001; (ii) $0.4 million aggregate principal amount of 10% to 12% Series A Unsecured Subordinated Debentures due 1996 and 1997; and (iii) $20.0 million aggregate principal amount of ten-year subordinated notes which are to be issued at the time of the completion of the Offering. The Series A debentures referred to in clauses (i) and (ii) of the preceding sentence were issued in consideration of stock redemptions occurring in 1993 and 1994. The ten-year subordinated notes referred to in clause (iii) will be issued as a portion of the additional consideration to be paid on account of stock redemptions occurring in October 1995 and March 1996. These subordinated notes will bear interest at a rate of 100 basis points over the ten-year Treasury Note rate in effect ten days prior to their issuance and will amortize monthly until their maturity in 2006. See "Certain Transactions."

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each of the underwriters named below (the "Underwriters"), for whom Smith Barney Inc., Alex. Brown & Sons Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each such Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter.


                                    NAME                NUMBER OF SHARES
- ------------------------------------------------------------------------
Smith Barney Inc........................................
Alex. Brown & Sons Incorporated.........................
Prudential Securities Incorporated......................

                                                            ---------
          Total.........................................    4,735,000
                                                            =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents
a concession not in excess of $     per share below the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to certain other dealers. After the initial public offering of the shares to the public, the public offering price and such concessions may be changed by the Underwriters. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority.


     The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to an aggregate of 710,250 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus less the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering.


     The Company, its officers and directors, and certain stockholders of the Company have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.

     Prior to this offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in this Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

                             CERTAIN LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Chadbourne & Parke LLP, New York, New York will pass on certain legal matters for the Underwriters in connection with this Offering.

                                    EXPERTS

     The consolidated financial statements of Lamar Advertising Company and Subsidiaries as of October 31, 1995 and 1994, and for each of the years in the three-year period ended October 31, 1995, included in this Prospectus and Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company files reports and other information with the Commission pursuant to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) on Form S-1 under the Securities Act, with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each report or other information filed with the Commission pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Independent Auditors' Report...........................................................  F-2

Consolidated Balance Sheets as of April 30, 1996 (unaudited) and October 31, 1995 and
  1994.................................................................................  F-3

Consolidated Statements of Earnings (Loss) for the six months ended April 30, 1996 and
  1995 (unaudited) and the years ended October 31, 1995, 1994 and 1993.................  F-4

Consolidated Statements of Stockholders' Deficit for the years ended October 31, 1993,
  1994 and 1995 and the six months ended April 30, 1996 (unaudited)....................  F-5

Consolidated Statements of Cash Flows for the six months ended April 30, 1996 and 1995
  (unaudited) and the years ended October 31, 1995, 1994 and 1993......................  F-6

Notes to Consolidated Financial Statements.............................................  F-7

     WHEN THE TRANSACTION REFERRED TO IN NOTE 1(G) OF THE NOTES TO FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.



                                            KPMG PEAT MARWICK LLP


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Lamar Advertising Company:

     We have audited the accompanying consolidated balance sheets of Lamar Advertising Company and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of earnings (loss), stockholders' deficit and cash flows for each of the years in the three-year period ended October 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Advertising Company and subsidiaries as of October 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1995, in conformity with generally accepted accounting principles.


New Orleans, Louisiana


January 12, 1996, except as to note 1(g) which is as of

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS




                                                                   APRIL 30,
                                                                     1996              OCTOBER 31,
                                                                  -----------     ---------------------
                                                                  (UNAUDITED)       1995         1994
                                                                                  --------     --------
    Current assets:
      Cash and cash equivalents.................................   $   1,752      $  5,886     $  8,016
      Receivables (note 3):
        Trade accounts, less allowance for doubtful accounts of
          $872 (unaudited) in 1996 and $551 in 1995 and 1994....      13,128        10,741        9,963
        Affiliates, related parties and employees...............         450           583          560
        Other...................................................          81           109           68
                                                                  ----------      --------     --------
                                                                      13,659        11,433       10,591
      Prepaid expenses..........................................       1,145         1,247        1,200
      Other current assets......................................       1,689         1,266        1,287
                                                                  ----------      --------     --------
             Total current assets...............................      18,245        19,832       21,094
                                                                  ----------      --------     --------
    Property, plant and equipment (note 4)......................     183,270       168,402      159,707
      Less accumulated depreciation and amortization............     (81,888)      (77,524)     (70,884)
                                                                  ----------      --------     --------
                                                                     101,382        90,878       88,823
                                                                  ----------      --------     --------
    Intangible assets (note 5)..................................      14,548        13,406       14,062
    Receivables -- noncurrent (note 3)..........................         806           918          751
    Deferred taxes (note 10)....................................       4,043         5,951        2,650
    Other assets................................................       3,336         2,900        2,628
                                                                  ----------      --------     --------
             Total assets.......................................   $ 142,360      $133,885     $130,008
                                                                  ==========      ========     ========
                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
    Current liabilities:
      Trade accounts payable....................................       2,191         2,435        1,123
      Current maturities of long-term debt (note 9).............       4,617         3,479        7,054
      Accrued expenses (note 8).................................       7,014         9,733        9,647
      Deferred income...........................................       3,259         2,448        1,579
                                                                  ----------      --------     --------
             Total current liabilities..........................      17,081        18,095       19,403
    Long-term debt (note 9).....................................     151,673       142,572      146,875
    Deferred income.............................................         754           749          668
    Other liabilities...........................................       1,140           623          414
                                                                  ----------      --------     --------
                                                                     170,648       162,039      167,360
                                                                  ----------      --------     --------
    Stockholders' deficit (note 12):
      Class A preferred stock, par value $638, $63.80
        cumulative, 10,000 shares authorized, 5,719.49
        (unaudited) shares issued and outstanding in 1996.......       3,649      $     --     $     --
      Class A common stock, par value $.001, 50,000,000 shares
        authorized, 10,180,485 (unaudited), 15,503,406 and
        15,976,184 shares issued and outstanding in 1996, 1995
        and 1994, respectively..................................          10            16           17
      Class B common stock, par value $.001, 25,000,000 shares
        authorized, 14,301,539 (unaudited), 16,897,379 and
        17,271,240 shares issued and outstanding in 1996, 1995
        and 1994, respectively..................................          14            17           17
      Accumulated deficit.......................................     (31,961)      (28,187)     (37,386)
                                                                  ----------      --------     --------
             Stockholders' deficit..............................     (28,288)      (28,154)     (37,352)
    Commitments and contingencies (notes 7 and 13)
                                                                  ----------      --------     --------
             Total liabilities and stockholders' deficit........   $ 142,360      $133,885     $130,008
                                                                  ==========      ========     ========


          See accompanying notes to consolidated financial statements.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  SIX MONTHS ENDED
                                                      APRIL 30,             YEARS ENDED OCTOBER 31,
                                              -------------------------   ----------------------------
                                                 1996          1995         1995      1994      1993
                                              -----------   -----------   --------   -------   -------
                                                     (UNAUDITED)
Revenues:
  Outdoor advertising, net..................    $56,261       $49,686     $101,871   $83,627   $65,365
  Management fees from related and
     affiliated parties.....................         30            15           31       334       595
  Rental income.............................        354           298          506       512       564
                                                -------       -------     --------   -------   -------
                                                 56,645        49,999      102,408    84,473    66,524
                                                -------       -------     --------   -------   -------
Operating expenses:
  Direct advertising expenses...............     20,893        18,184       34,386    28,959    23,830
  General and administrative expenses.......     14,695        13,243       27,057    24,239    19,504
  Depreciation and amortization.............      7,028         6,768       14,090    11,352     8,924
                                                -------       -------     --------   -------   -------
                                                 42,616        38,195       75,533    64,550    52,258
                                                -------       -------     --------   -------   -------
          Operating income..................     14,029        11,804       26,875    19,923    14,266
                                                -------       -------     --------   -------   -------
Other expense (income):
  Interest income...........................       (101)          (81)        (199)     (194)     (218)
  Interest expense..........................      7,852         7,857       15,783    13,599    11,502
  Loss on disposition of assets.............        581           816        2,328       675       729
  Other expenses............................        246           410          655       616       576
                                                -------       -------     --------   -------   -------
                                                  8,578         9,002       18,567    14,696    12,589
                                                -------       -------     --------   -------   -------
          Earnings before income taxes and
            extraordinary item..............      5,451         2,802        8,308     5,227     1,677
Income tax expense (benefit) -- (note 10)...      2,190        (1,767)      (2,390)   (2,072)      476
                                                -------       -------     --------   -------   -------
          Earnings before extraordinary
            item............................      3,261         4,569       10,698     7,299     1,201
                                                -------       -------     --------   -------   -------
Extraordinary loss on debt extinguishment,
  net of income tax benefit of $98 (note
  9)........................................         --            --           --        --    (1,854)
                                                -------       -------     --------   -------   -------
          Net earnings (loss)...............      3,261         4,569       10,698     7,299      (653)
Preferred stock dividends...................       (182)           --           --        --        --
                                                -------       -------     --------   -------   -------
Net earnings (loss) applicable to common
  stock.....................................    $ 3,079       $ 4,569     $ 10,698   $ 7,299   $  (653)
                                                =======       =======     ========   =======   =======
Earnings per common share before
  extraordinary item........................    $   .11       $   .14     $    .32   $   .21   $   .03
                                                =======       =======     ========   =======   =======
Net earnings (loss) per common share........    $   .11       $   .14     $    .32   $   .21   $  (.02)
                                                =======       =======     ========   =======   =======


          See accompanying notes to consolidated financial statements.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    CLASS A    CLASS A   CLASS B   ADDITIONAL
                                                   PREFERRED   COMMON    COMMON     PAID-IN     ACCUMULATED
                                                     STOCK      STOCK     STOCK     CAPITAL       DEFICIT      TOTAL
                                                   ---------   -------   -------   ----------   -----------   --------
Balance, October 31, 1992........................   $    --      $19       $15       $  403      $ (42,307)   $(41,870)
  Shares issued (note 12)........................        --        1         2          627             --         630
  Redemption of 1,690,163 shares of common
     stock.......................................        --       (2)       --         (899)            --        (901)
  Net loss.......................................        --       --        --           --           (653)       (653)
  Dividends ($.01 per share).....................        --       --        --           --           (455)       (455)
                                                     ------      ---       ---       ------       --------    --------
Balance, October 31, 1993........................        --       18        17          131        (43,415)    (43,249)
  Redemption of 1,327,985 shares of common
     stock.......................................        --       (1)       --         (131)          (771)       (903)
  Net earnings...................................        --       --        --           --          7,299       7,299
  Dividends ($.01 per share).....................        --       --        --           --           (499)       (499)
                                                     ------      ---       ---       ------       --------    --------
Balance, October 31, 1994........................        --       17        17           --        (37,386)    (37,352)
  Redemption of 1,220,500 shares of common
     stock.......................................        --       (1)       --           --           (999)     (1,000)
  Net earnings...................................        --       --        --           --         10,698      10,698
  Dividends ($.01 per share).....................        --       --        --           --           (500)       (500)
                                                     ------      ---       ---       ------       --------    --------
Balance, October 31, 1995........................        --       16        17           --        (28,187)    (28,154)
  Conversion of 4,454,397 shares of common stock
     to 5,719 shares preferred stock
     (unaudited).................................     3,649       (2)       (2)          --         (3,645)         --
  Redemption of 3,617,884 shares of common stock,
     (unaudited).................................        --       (4)       (1)          --         (2,958)     (2,963)
  Net earnings (unaudited).......................        --       --        --           --          3,261       3,261
  Dividends ($.004 per common share at January
     1996 $.005 per common share at April 1996,
     $15.95 per preferred
     share) -- (unaudited).......................        --       --        --           --           (432)       (432)
                                                     ------      ---       ---       ------       --------    --------
Balance, April 30, 1996, (unaudited).............    $3,649       10       $14       $   --      $ (31,961)   $(28,288)
                                                     ======      ===       ===       ======       ========    ========


          See accompanying notes to consolidated financial statements.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     SIX MONTHS ENDED
                                                        APRIL 30,                 YEARS ENDED OCTOBER 31,
                                                --------------------------    --------------------------------
                                                   1996           1995          1995        1994        1993
                                                -----------    -----------    --------    --------    --------
                                                       (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)..........................  $   3,261       $ 4,569      $ 10,698    $  7,299    $   (653)
  Adjustments to reconcile net earnings (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization..............      7,028         6,768        14,090      11,352       8,924
    Loss on disposition of assets..............        581           816         2,328         675         729
    Deferred taxes.............................      1,908        (2,208)       (3,301)     (2,650)         --
    Provision for doubtful accounts............        621           203           502         508         471
    Changes in operating assets and
      liabilities:
      Increase in receivables..................     (2,608)       (2,854)       (1,344)     (1,391)     (1,998)
      (Increase) decrease in prepaid
         expenses..............................         67          (192)          (47)       (321)          4
      (Increase) decrease in other assets......       (323)         (296)         (418)     (1,640)         34
      Increase (decrease) in trade accounts
         payable...............................       (243)            1         1,312         (69)       (502)
      Increase (decrease) in accrued
         expenses..............................     (2,718)       (1,880)           86       1,356       4,817
      Increase (decrease) in deferred income...        817            51           950        (113)        596
      Increase (decrease) in other
         liabilities...........................         95            (1)          209         208         (11)
                                                 ---------       -------      --------    --------    --------
      Net cash provided by operating
         activities............................      8,486         4,977        25,065      15,214      12,411
                                                 ---------       -------      --------    --------    --------
Cash flows from investing activities:
  Capital expenditures.........................    (10,557)       (5,044)      (14,046)    (13,357)     (7,550)
  Purchase of new markets......................     (7,043)       (2,329)       (2,885)    (40,482)         --
  Proceeds from sale of property and
    equipment..................................        236           558           717         733         396
  Purchase of intangible assets................       (833)         (211)       (1,603)       (463)     (2,352)
  Investments in and advances to affiliated
    companies..................................         --            --            --          --        (558)
  Increase in notes receivable.................       (206)           (4)           --          --          --
                                                 ---------       -------      --------    --------    --------
      Net cash used in investing activities....    (18,403)       (7,030)      (17,817)    (53,569)    (10,064)
                                                 ---------       -------      --------    --------    --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.....     11,000         1,000            --      44,515     105,611
  Principal payments on long-term debt.........     (1,821)       (3,605)       (7,878)     (5,966)    (97,453)
  Redemption of common stock...................     (2,964)           --        (1,000)       (903)       (901)
  Dividends....................................       (432)         (250)         (500)       (499)       (455)
                                                 ---------       -------      --------    --------    --------
      Net cash provided by (used in) financing
         activities............................      5,783        (2,855)       (9,378)     37,147       6,802
                                                 ---------       -------      --------    --------    --------
      Net increase (decrease) in cash and cash
         equivalents...........................     (4,134)       (4,908)       (2,130)     (1,208)      9,149
      Cash and cash equivalents at beginning of
         year..................................      5,886         8,016         8,016       9,224          75
                                                 ---------       -------      --------    --------    --------
      Cash and cash equivalents at end of
         year..................................  $   1,752       $ 3,108      $  5,886    $  8,016    $  9,224
                                                 =========       =======      ========    ========    ========
Supplemental disclosures of cash flow
  information:
  Cash paid for interest.......................  $   7,917       $ 7,879      $ 15,825    $ 13,461    $  6,994
                                                 =========       =======      ========    ========    ========
  Cash paid for income taxes...................  $     542       $   490      $  1,028    $    267    $    295
                                                 =========       =======      ========    ========    ========

          See accompanying notes to consolidated financial statements.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                        OCTOBER 31, 1995, 1994 AND 1993
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

(1) SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include Lamar Advertising Company, its wholly-owned subsidiaries, Lamar Holding Company (LHC) and The Lamar Corporation (TLC), their majority-owned subsidiaries and Interstate Logos, Inc., a subsidiary of both LAC and TLC (collectively, the Company or LAC). All intercompany transactions and balances have been eliminated. Prior to May 1994, the Company owned 49.36% of the outstanding stock of LHC, which investment was accounted for by the equity method. On May 10, 1994, LAC acquired substantially all of the assets of LHC. The proceeds from the sale of its assets were used by LHC to repay existing debt and redeem all of its shareholders other than LAC, resulting in LHC becoming a wholly-owned subsidiary of LAC. The acquisition has been accounted for using the purchase method of accounting.

  (b) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets.

  (c) Intangible Assets

     Intangible assets consist primarily of costs incurred in connection with the Company's issuance of its Senior Secured Notes and other notes, loan fees, organizational costs, non-compete agreements and customer lists. These assets are initially recorded at cost and amortized using the straight-line method over the assets' estimated useful lives, generally from 5 to 10 years.

  (d) Deferred Income

     Deferred income consists principally of advertising revenue received in advance and gains resulting from the sale of certain assets to related parties. Deferred advertising revenue is recognized in income as services are provided over the term of the contract. Deferred gains are recognized in income in the consolidated financial statements at the time the assets are sold to an unrelated party or otherwise disposed of.

  (e) Revenue Recognition

     The Company recognizes revenue from advertising contracts, net of agency commissions, on an accrual basis ratably over the term of the contracts, as advertising services are provided.

  (f) Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

  (g) Earnings Per Share


     Earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during each period presented. (28,373,710 shares and 33,775,222 shares for the six-month periods ended April 30, 1996 and 1995 respectively and 33,772,107 shares, 35,089,188 shares, and 35,470,837 shares, respectively for the years ended October 31, 1995, 1994 and 1993.) Such amounts have been adjusted to reflect the approximate 778.9-for-1 stock split and the concurrent exchanges of shares in a recapitalization that will occur upon the effectiveness of the Registration Statement.


  (h) Cash and Cash Equivalents

     The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

  (i) Reclassification of Prior Year Amounts

     Certain amounts in the prior year's consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net earnings.

  (j) Unaudited Interim Financial Statements

     The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and the results of operations of the Company.

(2) NONCASH FINANCING AND INVESTING ACTIVITIES

     A summary of significant noncash financing and investing activities follows:

                                                     SIX MONTHS
                                                       ENDED
                                                     APRIL 30,
                                                  ----------------
                                                   1996      1995      1995     1994     1993
                                                  ------    ------    ------    ----    ------
                                                    (UNAUDITED)
    Noncash dispositions of assets..............  $   --    $3,788    $3,788    $445    $  336
    Noncash acquisitions of assets..............   1,113     4,341     4,341      --     1,817
    Common stock issued in exchange for
      investment in affiliate...................      --        --        --      --       630
    Noncash issuance of preferred stock in
      exchange of common stock..................   3,649        --        --      --        --

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

(3) RECEIVABLES

     The following is a summary of accounts and notes receivable as of October
31:

                                                          1995                     1994
                                                  ---------------------    ---------------------
                                                  CURRENT    NONCURRENT    CURRENT    NONCURRENT
                                                  -------    ----------    -------    ----------
    Trade accounts receivable, net..............  $10,741       $ --       $ 9,963       $ --
    Related parties.............................      452         --           291         --
    Employees, other than related parties.......      131         --           269         --
    Other.......................................      109        918            68        751
                                                  -------       ----       -------       ----
                                                  $11,433       $918       $10,591       $751
                                                  =======       ====       =======       ====

(4) PROPERTY, PLANT AND EQUIPMENT

     Major categories of property, plant and equipment at October 31, 1995 and 1994 are as follows:

                                                            ESTIMATED
                                                           LIFE (YEARS)      1995        1994
                                                           ------------    --------    --------
    Land.................................................      -           $  7,826    $  7,739
    Building and improvements............................    10-32           15,553      15,132
    Advertising structures...............................     15            131,071     123,592
    Automotive and other equipment.......................     3-7            13,952      13,244
                                                                           --------    --------
                                                                           $168,402    $159,707
                                                                           ========    ========

(5) INTANGIBLE ASSETS

     The following is a summary of intangible assets at October 31:

                                                                        1995        1994
                                                                       -------     -------
    Debt issuance costs..............................................  $ 3,180     $ 3,604
    Customer lists and unexpired contracts...........................    7,103       7,581
    Non-compete agreements...........................................    1,036       1,296
    Organization costs...............................................      673         219
    Loan fees........................................................    1,051       1,027
    Other............................................................      363         335
                                                                       -------     -------
                                                                       $13,406     $14,062
                                                                       =======     =======
    Cost.............................................................   20,473      18,870
    Accumulated amortization.........................................    7,067       4,808
                                                                       -------     -------
              Net intangible assets..................................  $13,406     $14,062
                                                                       =======     =======

(6) LAMAR HOLDINGS CORPORATION

     Prior to May 1994, the Company owned 49.36% of the common stock of LHC. LHC was founded in 1989 by TLC, members of its management and certain institutional investors to provide outdoor advertising services in markets other than those served by TLC.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)


     Effective May 1, 1994, LAC acquired substantially all of the assets and assumed certain liabilities of LHC for a purchase price of $43,500. The proceeds from the sale of its assets were used by LHC to repay existing debt and redeem all of its shareholders other than LAC, resulting in LHC becoming a wholly-owned subsidiary of LAC. The acquisition has been accounted for as a purchase and accordingly, the purchase price attributable to shareholders other than LAC (50.64%) has been allocated to the assets acquired based on their fair values. The results of operations of LHC have been included in LAC's consolidated financial statements from May 1, 1994.


     The following unaudited pro forma financial information presents the combined results of operations of LAC and LHC as if the acquisition had occurred as of the beginning of 1994 and 1993, after giving effect to certain adjustments, including additional depreciation expense, increased interest expense on debt related to the acquisition, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the companies constituted a single entity during such period.


                                                                           YEAR ENDED
                                                                           OCTOBER 31,
                                                                       -------------------
                                                                        1994        1993
                                                                       -------     -------
                                                                           (UNAUDITED)
    Revenues.........................................................  $92,480     $81,303
                                                                       =======     =======
    Net income (loss) before extraordinary item......................  $ 6,265     $(1,856)
                                                                       =======     =======
    Net income (loss)................................................  $ 6,265     $(3,710)
                                                                       =======     =======
    Earnings (loss) per share before extraordinary item..............  $   .18     $  (.05)
                                                                       =======     =======
    Earnings (loss) per share........................................  $   .18     $  (.10)
                                                                       =======     =======


(7) LEASES

     The Company is party to various operating leases for production facilities and sites upon which advertising structures are built. Substantially all of these leases expire at various dates during the next five years, and have varying options to renew and to cancel. The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of October 31:

            1996........................................................    $179
            1997........................................................     442
            1998........................................................     306
            1999........................................................     143
            2000........................................................      32

     Rental expense related to the Company's operating leases was $17,053, $14,999 and $10,983 for the years ended October 31, 1995, 1994 and 1993, respectively.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

     The Company leases a portion of its corporate office building to tenants under operating leases. The following is a summary of property held for lease at October 31:

                                                                        1995        1994
                                                                       -------     -------
    Land...........................................................    $    53     $    47
    Buildings......................................................      1,892       2,454
    Less accumulated depreciation..................................     (1,124)     (1,754)
                                                                       -------     -------
                                                                       $   821     $   747
                                                                       =======     =======

     Minimum future rental income for noncancelable leases in effect as of October 31, 1995 is as follows:

            Year ending October 31:
                  1996....................................................  $224
                  1997....................................................   152
                  1998....................................................   115
                  1999....................................................    99
                  2000....................................................    97
                                                                            ====

(8) ACCRUED EXPENSES

     The following is a summary of accrued expenses at October 31:

                                                                          1995       1995
                                                                         ------     ------
    Payroll............................................................  $2,134     $2,084
    Interest...........................................................   5,400      5,442
    Insurance benefits.................................................   1,457      1,374
    Other..............................................................     742        747
                                                                         ------     ------
                                                                         $9,733     $9,647
                                                                         ======     ======

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

(9) LONG-TERM DEBT

     Long-term debt consists of the following at April 30, 1996 and October 31:

                                                           APRIL 30,
                                                             1996          1995        1994
                                                          -----------    --------    --------
                                                          (UNAUDITED)
    Senior Secured Notes................................   $ 100,000     $100,000    $100,000
    Note payable to a bank group........................      38,250       39,250      43,000
    1993 Series A Line of Credit, payable to bank.......       4,500           --       2,000
    1995 Series B Line of Credit, payable to bank.......       6,500           --          --
    8% Series A unsecured subordinated discount
      debentures, maturing through 2001 (11.5% effective
      yield)............................................       2,509        2,706       3,095
    5% to 10% notes payable to banks and others with
      varying maturities secured by plant and
      equipment.........................................       4,157        3,713       4,960
    10% to 12% Series A unsecured subordinated
      debentures maturing in 1996 and 1997..............         372          372         372
    Other notes with various rates and terms............           2           10         502
                                                            --------     --------    --------
                                                             156,290      146,051     153,929
    Less current maturities.............................      (4,617)      (3,479)     (7,054)
                                                            --------     --------    --------
    Long term debt, excluding current maturities........   $ 151,673     $142,572    $146,875
                                                            ========     ========    ========

     Long term debt matures as follows:

            1996......................................................  $  3,479
            1997......................................................     5,465
            1998......................................................     9,235
            1999......................................................    12,154
            2000......................................................    12,516
            Later years...............................................   103,202
                                                                        --------
                                                                        $146,051
                                                                        ========

     The Senior Secured Notes were issued on May 19, 1993. The notes bear interest at 11% payable semiannually. The notes mature in 2003 and are subject to redemption at the option of the Company at any time on or after May 15, 1998. There is no sinking fund obligation associated with the notes. The notes rank senior in right of payment to all subordinated debt of the Company and pari passu in right of payment with all unsubordinated borrowings of the Company and are unconditionally guaranteed by certain subsidiaries of the Company. The notes are secured by a pledge of the capital stock of all of the Subsidiary Guarantors, subject to certain provisions. Additionally, the Company is obligated to pledge the capital stock and obtain the guarantee of all future restricted subsidiaries as security.

     A portion of the proceeds from the Senior Secured Notes was used to extinguish existing variable and fixed rate debt prior to maturity. In connection with the extinguishment, the Company incurred a loss of approximately $1,900 which has been reflected as an extraordinary item in the accompanying consolidated financial statements. The per share amount of the aggregate loss net of related income tax effect is $40.71 for the year ended October 31, 1993.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

     The indenture contains certain restrictive financial covenants, including the following:

     - Limitation on outstanding debt of the Company and any of its restricted subsidiaries;

     - Limitation of the payment of cash dividends and other restricted payments;

     - Limitation on sale and leaseback transactions, and

     - Limitation on sales or disposals of assets.

     The Company was in compliance with such covenants as of October 31, 1995.

     On May 19, 1993, the Company also entered into a Bank Credit Agreement which provided an $8,000 term loan and a $20,000 working capital line of credit. The term loan will amortize over four years beginning in 1995 and the availability under the revolving credit facility will be reduced over a three-year period beginning in 1995 until the facility terminates in 1998. The term loan and the revolving credit facility are secured by a pledge of the capital stock of all of the Company's present subsidiaries. During 1994, the Company executed certain amendments to the Bank Credit Agreement, including increasing of the term loan to $43,000. During 1995, the Company executed additional amendments to the Bank Credit Agreement, including a change in the Commitment to reduce the revolving line of credit over a three-year period beginning in 1999 until the facility terminates in 2001. As of October 31, 1995, the balance of the term loan was $39,250 with an interest rate of 8.09%. The Bank Credit Agreement contains certain restrictive financial covenants, including the following:

     - Maintaining specific ratios of cash flow to debt service and total debt;

     - Limitation of the payment of dividends;

     - Limitation on investments and joint ventures,

     - Limitation on capital expenditures, and

     - Limitation on sales or disposals of assets.

     The Company was in compliance with such covenants as of October 31, 1995.

     The 8% Series A, unsecured subordinated debentures with an original face amount of $4,844 were issued in 1986 in exchange for 29,189 shares of the Company's outstanding common stock. A related discount of $986 was recorded and is being amortized over the life of the debentures. The total unamortized discount was $238 and $314 at October 31, 1995 and 1994, respectively.

(10) INCOME TAXES

     LAC files a consolidated federal income tax return which includes all of its qualifying subsidiaries.

     Total income tax expense (benefit) for the years ended October 31, 1995, 1994 and 1993 is allocated as follows:

                                                                1995        1994       1993
                                                               -------     -------     ----
    Income from continuing operations........................  $(2,390)    $(2,072)    $476
    Extraordinary item.......................................       --          --      (98)
                                                               -------     -------     ----
                                                               $(2,390)    $(2,072)    $378
                                                               =======     =======     ====

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

     Income tax expense (benefit) attributable to continuing operations for the years ended October 31, 1995, 1994 and 1993 consists of:

                                                             CURRENT     DEFERRED      TOTAL
                                                             -------     --------     -------
    1995:
      U.S. federal.........................................   $ 290      $ (3,301)    $(3,011)
      State and local......................................     621            --         621
                                                               ----       -------     -------
                                                              $ 911      $ (3,301)    $(2,390)
                                                               ====       =======     =======
    1994:
      U.S. federal.........................................     165        (2,650)     (2,485)
      State and local......................................     413            --         413
                                                               ----       -------     -------
                                                              $ 578      $ (2,650)    $(2,072)
                                                               ====       =======     =======
    1993:
      U.S. federal.........................................     155            --         155
      State and local......................................     321            --         321
                                                               ----       -------     -------
                                                              $ 476      $     --     $   476
                                                               ====       =======     =======

     Income taxes attributable to continuing operations in 1995 and 1994 include adjustments to the beginning-of-the-year valuation allowance on the Company's deferred tax assets in the amount of $5,939 and $3,882, respectively. The improved business conditions and resulting profitability has resulted in a change in management's judgment regarding the realizability of the deferred tax assets.

     Income tax expense (benefit) for 1995, 1994 and 1993, differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as follows:

                                                                 1995       1994      1993
                                                                -------    -------    -----
    Computed "expected" tax expense...........................  $ 2,825    $ 1,777    $ 570
    Increase (reduction) in income taxes resulting from:
         Change in beginning of the year balance of the
           valuation allowance for deferred tax assets........   (5,939)    (3,882)    (217)
         State and local income taxes, net of federal income
           tax benefit........................................      410        273      214
         Other differences, net...............................      314       (240)     (91)
                                                                -------    -------    -----
              Actual income tax expense (benefit).............  $(2,390)   $(2,072)   $ 476
                                                                =======    =======    =====

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at October 31, 1995 and 1994 are presented below:

                                                                        1995        1994
                                                                       -------     -------
    Deferred tax liabilities:
      Plant and equipment, principally due to differences in
         depreciation................................................  $(4,656)    $(5,411)
      Intangibles, due to differences in amortizable lives...........     (594)       (569)
                                                                       -------     -------
              Deferred tax liabilities...............................  $(5,250)    $(5,980)
                                                                       =======     =======
    Deferred tax assets:
      Receivables, principally due to allowance for doubtful accounts
         and accounts written off....................................  $   193     $   187
      Plant and equipment, due to additional costs capitalized for
         tax purposes pursuant to the Tax Reform Act of 1986.........      764         641
      Plant and equipment, due to basis differences on acquisitions
         of assets...................................................    4,064       4,276
      Investment in affiliates and plant and equipment due to gains previously recognized for tax purposes and deferred for
         financial reporting purposes................................    1,719       1,357
      Net operating loss carryforwards...............................    2,262       6,512
      Investment tax credit carryforwards............................      929         982
      Other, net.....................................................    1,270         614
                                                                       -------     -------
              Gross deferred tax assets..............................   11,201      14,569
      Less valuation allowance.......................................       --      (5,939)
                                                                       -------     -------
              Deferred tax assets....................................  $11,201     $ 8,630
                                                                       =======     =======
              Net deferred taxes.....................................  $ 5,951     $ 2,650
                                                                       =======     =======

     The valuation allowance for deferred tax assets as of November 1, 1993 was $9,821.

     For federal income tax purposes, the following carryforwards are available as of October 31, 1995:

                                                                                 EXPIRATION
                                                                                 -----------
    Net operating loss..............................................  $6,465       2003-2005
    Investment credit...............................................     929       1995-2001
    Alternative minimum tax credit..................................     660      Indefinite

(11) OTHER RELATED PARTY TRANSACTIONS

     Affiliates, as used within these statements, are companies which are affiliated with Lamar Advertising Company or its subsidiaries through common ownership and directorate control.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

     The Company receives income and incurs costs in transactions with related parties and affiliates. The following is a summary of such transactions for the years ending October 31:

                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Revenues:
      Management fee income.......................................  $ 31     $334     $595
      Rental income...............................................    --       --      209
      Interest income.............................................     8       59       75
      Production of logo plates...................................   143      143      341
    Expenses:
      Interest expense............................................   296      308      390
      Rent expense................................................    --       71      143

     The Company is a party to a consulting agreement with a shareholder and former Chairman of the Board of the Company. The agreement, which expires in 1996, provides for annual payments of $120 and an annual bonus of up to $100. The Company incurred consulting expense of $120 under this agreement in 1995, 1994 and 1993. Additionally, the Company paid consulting fees of $110 to this individual in 1995.

     As of October 31, 1995 and 1994, debentures totaling $2,950 and $3,600, respectively, are owned by shareholders, directors and employees.

     During 1993, the Company purchased all outstanding stock of Lamar Advertising of Wichita Falls, Inc., a company which, at the time of the acquisition, was owned by certain stockholders of LAC. The total consideration was approximately $1,375, which approximated the book value of the underlying assets.

     During 1993, a subsidiary of the Company purchased a building from a joint venture whose principals included the former Chairman of the Board and two officers of the Company for a price of approximately $740. Additionally in 1993, this subsidiary purchased two buildings from a director of the Company for approximately $530.

(12) COMMON STOCK

     The rights of Class A and Class B common stock are equal in all respects, except holders of Class A common stock shall have preemptive rights with respect to Class A common stock and Class B is non-voting.

(13) COMMITMENTS AND OTHER CONTINGENCIES

     The Company sponsors a partially self-insured group health insurance program. Coverage is available to all employees who work in excess of 30 hours per week. The Company is obligated to pay all claims under the program which are in excess of premiums, up to program limits of $150 per employee, per claim, per year. The Company has purchased third-party insurance coverage for claims in excess of this amount. The Company is also self-insured with respect to its income disability benefits and against casualty losses on advertising structures. Amounts for expected losses including a provision for losses incurred but not reported, are included in accrued expenses in the accompanying consolidated financial statements. The Company maintains a $1,000 letter of credit with a bank to meet requirements of the Company's workers' compensation insurance carrier. The Company also maintains a $375 letter of credit with an insurance company to partially collateralize a surety bond for a logo company.

                           LAMAR ADVERTISING COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                   (INFORMATION AS OF APRIL 30, 1996 AND FOR
           THE SIX MONTHS ENDED APRIL 30, 1996 AND 1995 IS UNAUDITED)

     The Company established The Lamar Corporation Savings and Profit Sharing Plan effective January 1, 1988. Participants include all employees who have completed one year of service and are at least 21 years of age. The Company matches 50% of employees' contributions up to 5% of related compensation. Employees can contribute up to 15% of compensation. Full vesting on the Company's matched contributions occurs after five years. The Company contributed $512, $230 and $313 for the years ended October 31, 1995, 1994, and 1993, respectively.

     On November 1, 1993, LAC established The Lamar Corporation, Its Affiliates and Subsidiaries Deferred Compensation Plan (the Plan) for the benefit of certain of its senior management who meet specified age and years of service criteria. Employees who have attained the age of 30 and have a minimum of 10 years of service are eligible for annual contributions to the Plan ranging from $3 to $8, depending on the employee's length of service. LAC's contributions to the Plan will be maintained in a "rabbi" trust and, accordingly, the assets and liabilities of the Plan will be reflected in the balance sheet of LAC. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee's deferred compensation account.

     The Company is the subject of litigation arising during the normal course of business. In the opinion of management and general counsel of the Company, those claims will not have a material impact on the financial position of the Company.

(14) SUBSEQUENT EVENTS (UNAUDITED)

     On December 30, 1995, the Certificate of Incorporation of the Company was amended to authorize 10,000 shares of Class A preferred stock with a par value of $638 and no voting rights. The Class A preferred stock are cumulative and are priority to Class A and Class B common stock dividends at the rate of $15.95 per share per quarter.


     As of December 30, 1995, 4,454,397 shares of Class A common stock with a $.001 per share par value were converted into 5,719.49 shares of Class A preferred stock with a $638 per share par value. This conversion resulted in a $3.6 million charge to accumulated deficit.



     On March 1, 1996, 3,463,666 shares of Class A common stock and 154,218 shares of Class B common stock, $.001 par value, were redeemed at a price of $638 per share. This redemption resulted in a $3.0 million charge to accumulated deficit.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

      [PHOTOGRAPH OF POSTER, BULLETIN, HIGHWAY LOGO SIGN AND BUS SHELTER]

=======================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any of the Selling
Stockholders or any of the Underwriters. This
Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any State to any person to whom it is not lawful to make such offer in such State.
The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                  ------------------

                  TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    9
The Company...........................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Dilution..............................   16
Capitalization........................   17
Selected Consolidated Financial and
  Operating Data......................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   24
Management............................   37
Certain Transactions..................   40
Principal and Selling Stockholders....   42
Description of Capital Stock..........   43
Shares Eligible for Future Sale.......   47
Description of Indebtedness...........   47
Underwriting..........................   51
Certain Legal Matters.................   52
Experts...............................   52
Additional Information................   52
Index to Consolidated Financial
  Statements..........................  F-1

Until               , 1996 (25 days after the date of
this Prospectus), all dealers effecting transactions in the Class A Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

=======================================================

=======================================================

                   4,735,000 SHARES


                     [LAMAR LOGO]

                 CLASS A COMMON STOCK
                     ------------

                      PROSPECTUS

                        , 1996

                     ------------
                  SMITH BARNEY INC.

                  ALEX. BROWN & SONS
                     INCORPORATED

          PRUDENTIAL SECURITIES INCORPORATED

=======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses of issuance and distribution of the Class A Common Stock registered hereunder on Form S-1 other than underwriting discounts and commissions:


    SEC registration fee....................................................  $ 31,920.43
    Nasdaq listing fee......................................................  $
    NASD filing fee.........................................................  $  9,125.00
    Blue Sky fees and expenses..............................................  $
    Printing and engraving expenses.........................................  $
    Accounting fees and expenses............................................  $
    Legal fees and expenses.................................................  $
    Transfer Agent and Registrar fees.......................................  $
    Consultant's fees.......................................................  $
    Miscellaneous expenses..................................................  $
                                                                              -----------
              Total.........................................................  $
                                                                               ==========


     All of the above figures, except the SEC registration fee and NASD filing fee, are estimates.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court.

     The Company's By-laws provide that any person who is made a party to any action or proceeding because such person is or was a director or officer of the Company will be indemnified and held harmless against all claims, liabilities and expenses, including those expenses incurred in defending a claim and amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, if such person has not acted, or in the judgement or the shareholders or directors of the Company has not acted, with willful or intentional misconduct. The indemnification provided for in the Company's By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

     The Company's Certificate of Incorporation (the "Certificate") provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since June 1, 1993, the Registrant has sold the following unregistered securities:


          During 1993 and 1994, the Company issued in consideration of stock redemptions $2.5 million aggregate principal amount of 8% Series A Unsecured Subordinated Discount Debentures due 2001 and $0.4 aggregate principal amount of 10% to 12% Series A Unsecured Subordinated Debentures due 1996 and 1997.


          On March 1, 1996, the Company issued 5,719.49 shares of its Class A Preferred Stock to certain of its stockholders in exchange for shares of then outstanding Common Stock. No underwriter was engaged in connection with the foregoing issuance of securities.

     The above described issuances of securities were made in reliance upon
Section 3(a)(9) of the Securities Act of 1933, as amended (the "Act"), and also upon Section 4(2) as transactions not involving any public offering. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals were acquiring the securities for investment and not with a view to the distribution thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


 1.1   --   Form of Underwriting Agreement. To be filed by amendment.
 3.1   --   Amended and Restated Certificate of Incorporation of the Registrant. To be filed by amendment.
 3.2   --   By-Laws of the Registrant, as amended. To be filed by amendment.
 4.1   --   Specimen certificate for the shares of Class A Common Stock of the Registrant. To be filed by amendment.
 4.2   --   Senior Secured Note dated May 19, 1993. Previously filed as Exhibit 4.1 to the
            Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
            incorporated herein by reference.
 4.3   --   Subsidiary Guarantees dated May 19, 1993. Previously filed as Exhibit 4.2 to the
            Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
            incorporated herein by reference.
 4.4   --   Indenture dated May 15, 1993. Previously filed as Exhibit 4.3 to the Registrant's
            Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.
 4.5   --   Pledge Agreement dated May 19, 1993. Previously filed as Exhibit 4.4 to the
            Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
            incorporated herein by reference.
 4.6   --   Form of Subordinated Note. To be filed by amendment.
 5.1   --   Opinion of Palmer & Dodge LLP. To be filed by amendment.
10.1   --   Bank Credit Agreement between the Registrant and The Chase Manhattan Bank (National
            Association) dated May 19, 1993. Previously filed as Exhibit 10.1 to the
            Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
            incorporated herein by reference.
10.2   --   Consultation Agreement dated July 1, 1996 between the Lamar Texas Limited
            Partnership and the Reilly Consulting Company, L.L.C., of which Kevin P. Reilly, Sr.
            is the manager. To be filed by amendment.
10.3   --   Indenture dated as of September 24, 1986 relating to the Registrant's 8% Unsecured
            Subordinated Debentures. Previously filed as Exhibit 10.4 to the Registrant's
            Registration Statement on Form S-1 (File No. 33-59624), and incorporated herein by reference.
10.4   --   The Lamar Savings and Profit Sharing Plan Trust. Previously filed as Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31,
            1995 (File No. 33-59624), and incorporated herein by reference.
10.5   --   Amendment and Waiver to the Bank Credit Agreement between the Registrant and the
            Chase Manhattan Bank, dated September 30, 1993. Previously filed as Exhibit 10.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31,
            1995 (File No. 33-59624), and incorporated herein by reference.
10.6   --   Second Amendment to the Bank Credit Agreement between the Registrant and the Chase
            Manhattan Bank, dated January 1, 1994. Previously filed as Exhibit 10.7 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995
            (File No. 33-59624), and incorporated herein by reference.

10.7   --   Third Amendment to the Bank Credit Agreement between the Registrant and the Chase
            Manhattan Bank, dated May 10, 1994. Previously filed as Exhibit 10.8 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995
            (File No. 33-59624), and incorporated herein by reference.
10.8   --   Fourth Amendment to the Bank Credit Agreement between the Registrant and the Chase
            Manhattan Bank, dated October 31, 1994. Previously filed as Exhibit 10.9 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995
            (File No. 33-59624), and incorporated herein by reference.
10.9   --   Fifth Amendment to the Bank Credit Agreement between the Registrant and the Chase
            Manhattan Bank, dated October 15, 1995. Previously filed as Exhibit 10.10 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995
            (File No. 33-59624), and incorporated herein by reference.
10.10  --   Sixth Amendment to the Bank Credit Agreement between the Registrant and the Chase
            Manhattan Bank, dated             , 1996. To be filed by amendment.
10.11  --   Trust under The Lamar Corporation, Its Affiliates and Subsidiaries Deferred
            Compensation Plan dated October 3, 1993. Previously filed as Exhibit 10.11 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995
            (File No. 33-59624), and incorporated herein by reference.
10.12  --   Bank Credit Agreement between the Registrant and the Chase Manhattan Bank (National
            Association) dated December 22, 1995. Previously filed as Exhibit 10.12 to the
            Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995
            (File No. 33-59624), and incorporated herein by reference.
10.13  --   1996 Equity Incentive Plan. To be filed by amendment.
23.1   --   Consent of KPMG Peat Marwick LLP. Filed herewith.
23.2   --   Consent of Palmer & Dodge LLP (to be included in Exhibit 5.1).
24.1   --   Power of Attorney (included in signature page hereto).
27.1   --   Amended Financial Data Schedule. Filed herewith.


     (b) Financial Statement Schedules

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on July 10, 1996.


                                            LAMAR ADVERTISING COMPANY

                                            By:  /s/  KEVIN P. REILLY, JR.
                                            ------------------------------------
                                                    Kevin P. Reilly, Jr.
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                           TITLE                  DATE
- --------------------------------   ---------------------------  -------------
   /s/  KEVIN R. REILLY, JR.       Director and Principal       July 10, 1996
- --------------------------------     Executive Officer
      Kevin R. Reilly, Jr.

     /s/  KEITH A. ISTRE           Director and Principal       July 10, 1996
- --------------------------------     Financial and Accounting
       Keith A. Istre                  Officer

     /s/  DUDLEY W. COATES         Director                     July 10, 1996
- --------------------------------
       Dudley W. Coates

  /s/  CHARLES W. LAMAR, III       Director                     July 10, 1996
- --------------------------------
     Charles W. Lamar, III

   /s/  GERALD H. MARCHAND         Director                     July 10, 1996
- --------------------------------
      Gerald H. Marchand

      /s/  JACK S. ROME, JR.       Director                     July 10, 1996
- --------------------------------
       Jack S. Rome, Jr.

    /s/  WILLIAM R. SCHMIDT        Director                     July 10, 1996
- --------------------------------
      William R. Schmidt

 /s/  T. EVERETT STEWART, JR.      Director                     July 10, 1996
- --------------------------------
    T. Everett Stewart, Jr.

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
- ---------- ----------------------------------------------------------------------------------
    1.1    -- Form of Underwriting Agreement. To be filed by amendment.
    3.1    -- Amended and Restated Certificate of Incorporation of the Registrant. To be
              filed by amendment.
    3.2    -- By-Laws of the Registrant, as amended. To be filed by amendment.
    4.1    -- Specimen certificate for the shares of Class A Common Stock of the Registrant.
              To be filed by amendment.
    4.2    -- Senior Secured Note dated May 19, 1993. Previously filed as Exhibit 4.1 to the
              Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
              incorporated herein by reference.
    4.3    -- Subsidiary Guarantees dated May 19, 1993. Previously filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
              incorporated herein by reference.
    4.4    -- Indenture dated May 15, 1993. Previously filed as Exhibit 4.3 to the
              Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
              incorporated herein by reference.
    4.5    -- Pledge Agreement dated May 19, 1993. Previously filed as Exhibit 4.4 to the
              Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
              incorporated herein by reference.
    4.6    -- Form of Subordinated Note. To be filed by amendment.
    5.1    -- Opinion of Palmer & Dodge LLP. To be filed by amendment.
   10.1    -- Bank Credit Agreement between the Registrant and The Chase Manhattan Bank
              (National Association) dated May 19, 1993. Previously filed as Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
              incorporated herein by reference.
   10.2    -- Consultation Agreement dated July 1, 1996 between the Lamar Texas Limited
              Partnership and the Reilly Consulting Company, L.L.C., of which Kevin P.
              Reilly, Sr. is the manager. To be filed by amendment.
   10.3    -- Indenture dated as of September 24, 1986 relating to the Registrant's 8%
              Unsecured Subordinated Debentures. Previously filed as Exhibit 10.4 to the
              Registrant's Registration Statement on Form S-1 (File No. 33-59624), and
              incorporated herein by reference.
   10.4    -- The Lamar Savings and Profit Sharing Plan Trust. Previously filed as Exhibit
              10.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
              October 31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.5    -- Amendment and Waiver to the Bank Credit Agreement between the Registrant and the Chase Manhattan Bank, dated September 30, 1993. Previously filed as Exhibit
              10.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
              October 31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.6    -- Second Amendment to the Bank Credit Agreement between the Registrant and the
              Chase Manhattan Bank, dated January 1, 1994. Previously filed as Exhibit 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
              October 31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.7    -- Third Amendment to the Bank Credit Agreement between the Registrant and the
              Chase Manhattan Bank, dated May 10, 1994. Previously filed as Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October
              31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.8    -- Fourth Amendment to the Bank Credit Agreement between the Registrant and the
              Chase Manhattan Bank, dated October 31, 1994. Previously filed as Exhibit 10.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
              October 31, 1995 (File No. 33-59624), and incorporated herein by reference.

 EXHIBIT
  NUMBER                                 DESCRIPTION OF EXHIBIT
- ---------- ----------------------------------------------------------------------------------
   10.9    -- Fifth Amendment to the Bank Credit Agreement between the Registrant and the
              Chase Manhattan Bank, dated October 15, 1995. Previously filed as Exhibit 10.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
              October 31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.10   -- Sixth Amendment to the Bank Credit Agreement between the Registrant and the
              Chase Manhattan Bank, dated             , 1996. To be filed by amendment.
   10.11   -- Trust under The Lamar Corporation, Its Affiliates and Subsidiaries Deferred
              Compensation Plan dated October 3, 1993. Previously filed as Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October
              31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.12   -- Bank Credit Agreement between the Registrant and the Chase Manhattan Bank
              (National Association) dated December 22, 1995. Previously filed as Exhibit
              10.12 to the Registrant's Annual Report on Form 10-K for the fiscal year ended
              October 31, 1995 (File No. 33-59624), and incorporated herein by reference.
   10.13   -- 1996 Equity Incentive Plan. To be filed by amendment.
   23.1    -- Consent of KPMG Peat Marwick LLP. Filed herewith.
   23.2    -- Consent of Palmer & Dodge LLP (to be included in Exhibit 5.1).
   24.1    -- Power of Attorney (included in signature page hereto).
   27.1    -- Amended Financial Data Schedule. Filed herewith.